REVOLVING CREDIT AGREEMENT



                         Dated as of September 29, 1997



                                      among



                       NATIONAL AUTO FINANCE COMPANY, INC.



                                       and



                                BANKBOSTON, N.A.,
                       AND THE OTHER LENDING INSTITUTIONS
                           LISTED ON SCHEDULE 1 HERETO



                                       and



                           BANKBOSTON, N.A., as Agent

                                TABLE OF CONTENTS

1.  DEFINITIONS AND RULES OF INTERPRETATION.  ................................1
         1.1.  Definitions.  .................................................1
         1.2.  Rules of Interpretation.  .....................................21
2.  THE REVOLVING CREDIT FACILITY.  ..........................................21
         2.1.  Commitment to Lend.  ..........................................21
         2.2.  Commitment Fee.  ..............................................22
         2.3.  Reduction of Total Commitment.  ...............................22
         2.4.  The Notes.  ...................................................22
         2.5.  Interest on Loans.  ...........................................22
         2.6.  Requests for Loans.  ..........................................23
         2.7.  Conversion Options.  ..........................................23
                  2.7.1.  Conversion to Different Type of Loan.  .............23
                  2.7.2.  Continuation of Type of Loan.  .....................23
                  2.7.3.  Eurodollar Rate Loans.  ............................24
         2.8.  Funds for Loans.  .............................................24
                  2.8.1.  Funding Procedures.  ...............................24
                  2.8.2.  Advances by Agent.  ................................24
         2.9.  Change in Borrowing Base.  ....................................25
3.  REPAYMENT OF THE LOANS.  .................................................25
         3.1.  Maturity.  ....................................................25
         3.2.  Mandatory Repayments of Loans.  ...............................25
         3.3.  Optional Repayments of Loans.  ................................26
         3.4.  Termination of Working Capital Portion of
               Revolving Credit Facility......................................26
4.  CERTAIN GENERAL PROVISIONS.  .............................................27
         4.1.  Funds for Payments.  ..........................................27
                  4.1.1.  Payments to Agent.  ................................27
                  4.1.2.  No Offset, etc.  ...................................27
         4.2.  Computations.  ................................................28
         4.3.  Inability to Determine Eurodollar Rate.  ......................28
         4.4.  Illegality.  ..................................................28
         4.5.  Additional Costs, etc.  .......................................28
         4.6.  Capital Adequacy.  ............................................30
         4.7.  Certificate.  .................................................30
         4.8.  Indemnity.  ...................................................30
         4.9.  Interest After Default.  ......................................31
5.  SECURITY.  ...............................................................31
6.  REPRESENTATIONS AND WARRANTIES.  .........................................31
         6.1.  Corporate Authority.  .........................................31
                  6.1.1.  Incorporation; Good Standing.  .....................31
                  6.1.2.  Authorization.  ....................................31
                  6.1.3.  Enforceability.  ...................................31
         6.2.  Governmental Approvals.  ......................................32
         6.3.  Title to Properties; Leases.  .................................32
         6.4.  Financial Statements and Projections...........................32


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                                       ii

                  6.4.1.  Financial Statements................................32
                  6.4.2.  Projections.........................................32
         6.5.  No Material Changes, etc.  ....................................32
         6.6.  Franchises, Patents, Copyrights, etc.  ........................33
         6.7.  Litigation.  ..................................................33
         6.8.  No Materially Adverse Contracts, etc.  ........................33
         6.9.  Compliance With Other Instruments, Laws, etc.  ................33
         6.10.  Tax Status.  .................................................33
         6.11.  No Event of Default.  ........................................34
         6.12.  Holding Company and Investment Company Acts.  ................34
         6.13.  Absence of Financing Statements, etc.  .......................34
         6.14.  Perfection of Security Interest.  ............................34
         6.15.  Certain Transactions.  .......................................34
         6.16.  Employee Benefit Plans.  .....................................34
                  6.16.1.  In General.  ......................................34
                  6.16.2.  Terminability of Welfare Plans.  ..................35
                  6.16.3.  Guaranteed Pension Plans.  ........................35
                  6.16.4.  Multiemployer Plans.  .............................35
         6.17.  Regulations U and X.  ........................................36
         6.18.  Environmental Compliance.  ...................................36
         6.19.  Subsidiaries, etc.  ..........................................36
         6.20.  Bank Accounts.  ..............................................36
         6.21.  Title Registration.  .........................................36
         6.22.  Lending Activities and Licenses.  ............................37
7.  AFFIRMATIVE COVENANTS OF THE BORROWER.  ..................................37
         7.1.  Punctual Payment.  ............................................37
         7.2.  Maintenance of Office.  .......................................37
         7.3.  Records and Accounts.  ........................................38
         7.4.  Financial Statements, Certificates and Information.  ..........38
         7.5.  Notices.  .....................................................40
                  7.5.1.  Defaults.  .........................................40
                  7.5.2.  Environmental Events.  .............................41
                  7.5.3.  Notification of Claims Against Collateral.  ........41
                  7.5.4.  Notice of Litigation and Judgments.  ...............41
                  7.5.5.  First Union Credit Facility and Permitted
                          Securitization Transactions.........................41
         7.6.  Corporate Existence; Maintenance of Properties.  ..............42
         7.7.  Insurance; Life Insurance......................................42
                  7.7.1.  Insurance...........................................42
                  7.7.2.  Life Insurance.  ...................................42
         7.8.  Taxes..........................................................42
         7.9.  Inspection of Properties and Books, etc.  .....................43
                  7.9.1.  General.  ..........................................43
                  7.9.2.  Collateral Reports..................................43
                  7.9.3.  Commercial Finance Examinations.....................43
                  7.9.4.  Communication with Accountants.  ...................44
         7.10.  Compliance with Laws, Contracts, Licenses, and Permits.  .....44

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                                      iii

         7.11.  Employee Benefit Plans.  .....................................44
         7.12.  Use of Proceeds.  ............................................44
         7.13.  Bank Accounts.  ..............................................44
         7.14.  Vehicle Lo5ans.  .............................................45
         7.15.  Fiscal Year.  ................................................45
         7.16.  Additional Bank Account.  ....................................45
         7.17.  Further Assurances.  .........................................45
8.  CERTAIN NEGATIVE COVENANTS OF THE BORROWER.  .............................45
         8.1.  Restrictions on Indebtedness.  ................................45
         8.2.  Restrictions on Liens.  .......................................46
         8.3.  Restrictions on Investments.  .................................47
         8.4.  Distributions.  ...............................................48
         8.5.  Merger, Consolidation.  .......................................48
                  8.5.1.  Mergers and Acquisitions............................48
                  8.5.2.  Disposition of Assets.  ............................49
         8.6.  Compliance with Environmental Laws.  ..........................49
         8.7.  Subordinated Debt.  ...........................................49
         8.8.  Prohibited Amendments.  .......................................49
         8.9.  Employee Benefit Plans.  ......................................50
         8.10.  Transactions with Affiliates.  ...............................50
         8.11.  Fiscal Year.  ................................................51
         8.12.  No Negative Pledges.  ........................................51
         8.13.  Upstream Limitations.  .......................................51
         8.14.  Inconsistent Agreements.  ....................................51
         8.15.  Asset Securitizations.  ......................................51
9.  FINANCIAL COVENANTS OF THE BORROWER.  ....................................52
         9.1.  Tangible Capital Funds.  ......................................52
         9.2.  Profitable Operations.  .......................................52
         9.3.  Debt Service.  ................................................52
         9.4.  Capital Expenditures.  ........................................52
         9.5.  Delinquencies.  ...............................................52
         9.6.  Non-Performing Assets.  .......................................52
         9.7.  Losses.  ......................................................52
         9.8.  Reserves.  ....................................................52
10.  CLOSING CONDITIONS.  ....................................................53
         10.1.  Loan Documents, Etc.  ........................................53
                  10.1.1.  Loan Documents.  ..................................53
                  10.1.2.  Subordination Documents.  .........................53
         10.2.  Certified Copies of Charter Documents.  ......................53
         10.3.  Corporate Action.  ...........................................53
         10.4.  Incumbency Certificate.  .....................................53
         10.5.  Validity of Liens.  ..........................................53
         10.6.  Perfection Certificates and UCC Search Results.  .............54
         10.7.  Certificates of Insurance.  ..................................54
         10.8.  Agency Account Agreements.  ..................................54
         10.9.  Borrowing Base Report.  ......................................54
         10.10.  Accounts Receivable Aging Report.  ..........................54

         10.11.  Vehicle Reports.  ...........................................54
         10.12.  Solvency Certificate.  ......................................54
         10.13.  Opinions of Counsel.  .......................................55
         10.14.  Pledge Agreement.  ..........................................55
11.  CONDITIONS TO ALL BORROWINGS.  ..........................................55
         11.1.  Representations True; No Event of Default.  ..................55
         11.2.  No Legal Impediment.  ........................................55
         11.3.  Governmental Regulation.  ....................................55
         11.4.  Proceedings and Documents.  ..................................55
         11.5.  Borrowing Base Report.  ......................................56
12.  EVENTS OF DEFAULT; ACCELERATION; ETC.  ..................................56
         12.1.  Events of Default and Acceleration.  .........................56
         12.2.  Termination of Commitments.  .................................60
         12.3.  Remedies.  ...................................................60
         12.4.  Distribution of Collateral Proceeds.  ........................60
13.  SETOFF.  ................................................................61
14.  THE AGENT.  .............................................................62
         14.1.  Authorization.  ..............................................62
         14.2.  Employees and Agents.  .......................................62
         14.3.  No Liability.  ...............................................62
         14.4.  No Representations.  .........................................63
         14.5.  Payments.  ...................................................63
                  14.5.1.  Payments to Agent.  ...............................63
                  14.5.2.  Distribution by Agent.  ...........................63
                  14.5.3.  Delinquent Banks.  ................................63
         14.6.  Holders of Notes.  ...........................................64
         14.7.  Indemnity.  ..................................................64
         14.8.  Agent as Bank.  ..............................................64
         14.9.  Resignation.  ................................................64
         14.10.  Notification of Defaults and Events of Default.  ............65
15.  EXPENSES.  ..............................................................65
16.  INDEMNIFICATION.  .......................................................66
17.  SURVIVAL OF COVENANTS, ETC.  ............................................66
18.  ASSIGNMENT AND PARTICIPATION.  ..........................................67
         18.1.  Conditions to Assignment by Banks.  ..........................67
         18.2.  Certain Representations and Warranties; Limitations;
                Covenants.  ..................................................67
         18.3.  Register.  ...................................................68
         18.4.  New Notes.  ..................................................68
         18.5.  Participations.  .............................................69
         18.6.  Disclosure.  .................................................69
         18.7.  Assignee or Participant Affiliated with the Borrower.  .......69
         18.8.  Miscellaneous Assignment Provisions.  ........................70
         18.9.  Assignment by Borrower.  .....................................70
19.  NOTICES, ETC.  ..........................................................70
20.  GOVERNING LAW.  .........................................................71
21.  HEADINGS.  ..............................................................71
22.  COUNTERPARTS.  ..........................................................71

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                                       v

23.  ENTIRE AGREEMENT, ETC.  .................................................71
24.  WAIVER OF JURY TRIAL.  ..................................................72
25.  CONSENTS, AMENDMENTS, WAIVERS, ETC.  ....................................72
26.  SEVERABILITY.  ..........................................................72

              SCHEDULES AND EXHIBITS



            Schedule 1            Banks; Commitments
            Schedule 1.1          Trusts
            Schedule 6.3          Title to Properties; Leases
            Schedule 6.15         Certain Transactions
            Schedule 6.19         Subsidiaries
            Schedule 6.20         Bank Accounts
            Schedule 6.22         States; Licenses; Permits
            Schedule 8.1          Indebtedness
            Schedule 8.2          Existing Liens
            Schedule 8.3          Existing Investments

            Exhibit A             Form of Borrowing Base Report
            Exhibit B             Form of Note
            Exhibit C             Form of Loan Request
            Exhibit D             Form of Compliance Certificate
            Exhibit E             Form of Assignment and Acceptance
            Exhibit F             Form of Agency Account Agreement
            Exhibit G             Current Policies Regarding Purchase of Retail
                                  Installment Vehicle Loans
            Exhibit H             Criteria for Purchasing Vehicle Loans
            Exhibit I             Credit and Collection Policy

                           REVOLVING CREDIT AGREEMENT
                           --------------------------

         This REVOLVING CREDIT AND TERM LOAN AGREEMENT is made as of September 29, 1997, by and among NATIONAL AUTO FINANCE COMPANY, INC. (the "Borrower"), a Delaware corporation having its principal place of business at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487, and BANKBOSTON, N.A., a national banking association and the other lending institutions listed on Schedule 1 and BANKBOSTON, N.A. as agent for itself and such other lending institutions.

                   1. DEFINITIONS AND RULES OF INTERPRETATION.
                      ---------------------------------------

         1.1. DEFINITIONS. The following terms shall have the meanings set forth in this ss.1 or elsewhere in the provisions of this Credit Agreement referred to below:

         ACCH.  Auto Credit Clearinghouse, a division of the Borrower.

         ACCH Lender. A bank or other lending institution with which the Borrower has an ACCH Agreement for the purchase of Vehicle Loans.

         ACCH Agreement. An agreement between an ACCH Lender and either ACCH or the Borrower pursuant to which ACCH or the Borrower, as the case may be, purchases Vehicle Loans from such ACCH Lender, and any agreement for the purchase of Vehicle Loans between such a bank or other lending institution and a Subsidiary of the Borrower that such Subsidiary has assigned to the Borrower and the Borrower has assumed from such Subsidiary.

         Accounts Receivable. All rights of the Borrower to payment under and in respect of all Eligible Vehicle Loans and all repossessed Eligible Vehicles sold by ADT on behalf of the Borrower at auction sales, and all rights of the Borrower to payment for any other services rendered in the ordinary course of business and all sums of money or other proceeds due thereon pursuant to transactions with account debtors, except for that portion of the sum of money or other proceeds due thereon that relate to sales, use or property taxes in conjunction with such transactions, recorded on books of account in accordance with generally accepted accounting principles.

         Adjustment Date. The first day of the month immediately following the month in which a Compliance Certificate is to be delivered by the Borrower pursuant to ss.7.4(d).

         ADT. Automated Data Transfers or such other licensed, bonded auction company acceptable to the Agent.

         Affiliate. Any Person that would be considered to be an affiliate of the Borrower under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower were issuing securities.

        Agency Accounts. The depository accounts maintained by the Borrower with the Agency Account Institutions, the funds from which are periodically transferred to the Collection Account pursuant to the Agency Account Agreements.

         Agency Account Agreements. The Supplement to Amended and Restated Servicing Agreement, dated or to be dated on or prior to the Closing Date between the Borrower and Omni, in form and substance satisfactory to the Agent and the Banks, and the several Agency Account Agreements, each in substantially the form of Exhibit F hereto, entered into by the Borrower, the Agent and the Agency Account Institutions.

         Agency Account Institutions. Omni for so long as Vehicle Loans are being serviced by Omni, and First Union National Bank of North Carolina thereafter.

         Agent's Head Office. The Agent's head office located at 100 Federal Street, Boston, Massachusetts 02110, or at such other location as the Agent may designate from time to time.

         Agent.  BankBoston, N.A., acting as agent for the Banks.

         Agent's Special Counsel. Bingham, Dana & Gould LLP or such other counsel as may be approved by the Agent.

         Applicable Commitment Rate. For each Rate Adjustment Period, the Applicable Commitment Rate shall be the applicable margin per annum set forth below with respect to the Borrowing Base Leverage, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period (which shall be based upon the Borrowing Base Report delivered as of the end of such fiscal quarter):

 -----------------------------------------------------------------------

        BORROWING BASE LEVERAGE                 RATE
 -----------------------------------------------------------------------
               85% or more                    0.3750%
 -----------------------------------------------------------------------
             less than 85%                    0.2500%
 -----------------------------------------------------------------------

Notwithstanding the foregoing, (a) for the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending September 30, 1997, the Applicable Commitment Rate shall be the highest Applicable Commitment Rate set forth above, and (b) if the Borrower shall fail to deliver any Compliance Certificate pursuant to ss.7.4(d) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Applicable Commitment Rate shall be the highest Applicable Commitment Rate set forth in the table above.

         Applicable Obligor.  See definition of Stayed Loan.

         Assignment and Acceptance.  See ss.18.1.

         Balance Sheet Date.  December 31, 1996.

         Banks. BKB and the other lending institutions listed on Schedule 1 hereto and any other Person who becomes an assignee of any rights and obligations of a Bank pursuant to ss.18.

         Base Rate. The higher of (a) the annual rate of interest announced from time to time by BKB at its head office in Boston, Massachusetts, as its "base rate" and (b) one-half of one percent (1/2%) above the Federal Funds Effective Rate. For the purposes of this definition, "Federal Funds Effective Rate" shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three funds brokers of recognized standing selected by the Agent.

         Base Rate Loans. Loans bearing interest calculated by reference to the Base Rate.

         BKB.  BankBoston, N.A. in its individual capacity.

         Borrower.  As defined in the preamble hereto.

         Borrowing Base. At the relevant time of reference thereto, an amount determined by the Agent by reference to the most recent Borrowing Base Report, which is equal to the sum of:

                  (a) 90% of the Net Amount of Eligible Vehicle Loans pledged to the Agent for the benefit of the Banks pursuant to the Security Agreement; plus

                  (b) the lesser of (i) 40% of Determined Value of the Eligible Repossessed Vehicles and (ii) $1,500,000; plus

                  (c) prior to the Termination Date, the lesser of (i) 25% of the Residual Value and (ii) $8,000,000 and on and after the Termination Date, 0% of the Residual Value.

         Borrowing Base Leverage. For any period of determination, the percentage equal to (a) the average of Total Outstanding for such period divided by (b) the sum of (i) the average Net Amount of Eligible Vehicle Loans pledged to the Bank pursuant to the Security Agreement for such period, plus (ii) the average Determined Value of the Eligible Repossessed Vehicles, determined for such period.

         Borrowing Base Report. A Borrowing Base Report signed by the chief financial officer of the Borrower and in substantially the form of Exhibit A hereto.

         Business Day. Any day on which banking institutions in Boston, Massachusetts, are open for the conduct of a substantial part of their commercial banking business and, in the case of Eurodollar Rate Loans, also a day which is a Eurodollar Business Day.

         Capital Expenditures. Amounts paid or indebtedness incurred by the Borrower or any of its Subsidiaries in connection with the purchase or lease by the Borrower or any of its Subsidiaries of Capital Assets that would be required to be capitalized and shown on the balance sheet of such Person in accordance with generally accepted accounting principles.

         Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with generally accepted accounting principles.

         Closing Date. The first date on which the conditions set forth in ss.10 have been satisfied and any Loans are to be made.

         Code.  The Internal Revenue Code of 1986, as amended.

         Collateral. All of the property, rights and interests of the Borrower and its Subsidiaries that are or are intended to be subject to the security interests and mortgages created by the Security Documents.

         Collection Account.  See ss.3.2(b).

         Collection Policy. With respect to the Borrower, those collection policies of the Borrower relating to the administration and collection of, the Vehicle Loans of the Borrower in the form of Exhibit I hereto, as such policies may be amended, restated, supplemented, or otherwise modified from time to time only with the prior written consent of the Agent.

         Commitment. With respect to each Bank, the amount set forth on Schedule 1 hereto as the amount of such Bank's commitment to make Loans to the Borrower, as the same may be reduced from time to time; or if such commitment is terminated pursuant to the provisions hereof, zero.

         Commitment Percentage. With respect to each Bank, the percentage set forth on Schedule 1 hereto as such Bank's percentage of the aggregate Commitments of all of the Banks.

         Compliance Certificate.  See ss.7.4(d).

         Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with generally accepted accounting principles.

         Consolidated Net Income (or Deficit). The consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deduction of all expenses, taxes, and other proper charges, determined in accordance with generally accepted accounting principles, after eliminating therefrom all extraordinary nonrecurring items of income.

         Consolidated Tangible Capital Funds. For any period, an amount equal to the sum of (a) the value of the shareholder's equity in the Borrower, plus (b) the aggregate amount of Subordinated Debt, minus (c) the total book value of all assets of the Borrower and its Subsidiaries properly classified as intangible assets under generally accepted accounting principles.

         Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of Capitalized Leases and including commitment fees, agency fees, facility fees, balance deficiency fees and similar fees or expenses in connection with the borrowing of money.

         Conversion Request. A notice given by the Borrower to the Agent of the Borrower's election to convert or continue a Loan in accordance with ss.2.7.

         Credit Agreement. This Revolving Credit Agreement, including the Schedules and Exhibits hereto.

         Current Policies Regarding Purchase of Retail Installment Vehicle Loans. With respect to Eligible Vehicle Loans, the Borrower's policies regarding the origination and purchase of such retail installment car loans in the form of Exhibit G hereto, as such policies may be amended, restated, supplemented, or otherwise modified from time to time only with the prior written consent of the Agent.

         Dealer. A retail vendor of motor vehicles with which the Borrower has a Dealer Agreement for the purchase of Vehicle Loans.

         Dealer Agreement. An agreement between a retail vendor of motor vehicles and the Borrower pursuant to which the Borrower purchases Vehicle Loans from such vendor, and any agreement for the purchase of Vehicle Loans between such a retail vendor and a Subsidiary of the Borrower that such Subsidiary has assigned to the Borrower and the Borrower has assumed from such Subsidiary.

         Default.  See ss.12.

         Determined Value. At the relevant time of reference thereto, the aggregate current value of the Repossession Loans outstanding with respect to the Eligible Repossessed Vehicles, determined in accordance with generally accepted accounting principles. To the extent that any Eligible Repossessed Vehicle is encumbered by a lien or encumbrance which is a Permitted Lien not securing the Obligations, the amount of the Indebtedness secured by such lien or encumbrance shall be deducted from the value determined in accordance with the immediately preceding sentence of this definition of the term "Determined Value".

         Distribution. The declaration or payment of any dividend on or in respect of any shares of any class of capital stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; the purchase, redemption, or other retirement of any shares of any class of capital stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; the return of capital by the Borrower to its shareholders as such; or any other distribution on or in respect of any shares of any class of capital stock of the Borrower.

         Dollars or $. Dollars in lawful currency of the United States of America.

         Domestic Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, located within the United States that will be making or maintaining Base Rate Loans.

         Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with ss.2.7.

         EBIT. With respect to any fiscal period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period, after all expenses and other proper charges but before payment or provision for any income taxes or interest expense for such period, determined in accordance with generally accepted accounting principles.

         Eligible Assignee. Any of (a) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (b) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with generally accepted accounting principles; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (d) the central bank of any country which is a member of the OECD; and (e) if, but only if, an Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

         Eligible Insurance. With respect to any Vehicle Loan at any date of determination shall mean skips, errors and omissions insurance issued by an Eligible Insurer under the terms of its various policies, each providing for coverage for Vehicle Loans originated during the applicable annual period covered by such policy; provided that (a)(i) the remaining coverage at such time under such insurance has not been exhausted for Vehicle Loans purchased by the Borrower during the applicable policy year in which such Vehicle Loan was originated, or (ii) such insurance coverage meets substantially equivalent criteria to those set forth in clause (i) acceptable to the Agent, (b) all premiums in respect of such insurance shall have been paid prior to such date, and (c) all proceeds received by the Borrower in excess of $100,000 shall be applied to the Obligations at the Agent's discretion.

         Eligible Insurer. Any insurance carrier reasonably acceptable to the Agent which meets the following or substantially similar requirements approved by the Agent, as determined from such insurer's quarterly and annual statutory filings with the department of insurance in its state of incorporation:

                  (a) not more than 50% of such insurer's statutory surplus shall at any time be invested in instruments or securities rated less than NAIC (National Association of Insurance Commissioners) "1" or "2";

                  (b) such insurer's statutory surplus shall be not less than $6,000,000 at all times;

                  (c) the ratio of such insurer's aggregate net premiums written to statutory surplus shall not exceed 3.00 to 1.00;

                  (d)  such insurer shall be rated at least B++ by A.M. Best;
                       and

                  (e) such insurer shall be in compliance in all material respects with all material insurance laws applicable to it (including, but not limited to, those relating to limitations on risks insured relative to statutory surplus).

         Eligible Jurisdiction. With respect to an Eligible Vehicle, shall mean the jurisdiction in which the motor vehicle is titled and registered by or on behalf of the Obligor at the time of purchase; provided, however, if such jurisdiction is other than a One Party Jurisdiction and more than ten percent (10%) of the Eligible Vehicles are titled and registered in such jurisdiction, the Borrower shall have furnished, if requested by the Agent, an opinion (or other legal memorandum), in all respects reasonably satisfactory to the Agent, with respect to the perfection, validity and enforceability of security interests in motor vehicles and the Vehicle Loans originated in such jurisdiction and related matters.

         Eligible Repossessed Vehicle. An Eligible Vehicle (a) that has been repossessed by the Borrower and is in the possession of ADT or a Sanctioned Repossession Company, (b) that has not been in the inventory of ADT or, collectively, ADT and such Sanctioned Repossession Company for more than sixty
(60) days after the date of such repossession, and (c) as to which the Obligor obligated with respect to such Eligible Vehicle, has not (i) filed a petition or sought relief under or taken advantage of any insolvency law, (ii) made an assignment for the benefit of its creditors, (iii) commenced a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or for the whole or substantially all of its property, (iv) filed, or consented to, a petition under any chapter of the Code, or (v) filed a petition or sought relief under, or taken advantage of, any bankruptcy or similar law or statute of any jurisdiction, now or hereafter in effect.

         Eligible Vehicle. A new or used motor vehicle that (a) to the best of the Borrower's knowledge is not acquired for use in a commercial enterprise or as part of a fleet, (b) in respect of which the Borrower has and retains legal title (or properly has filed, or the Dealer who sold such vehicle has properly filed on behalf of the Borrower, an initial application seeking to obtain legal title which application, or any prior application relating to the same Obligor or motor vehicle, has not been rejected or denied, explicitly or by implication, and has not been pending for more than 180 days) or a first priority perfected security interest, or a first priority lien under applicable provisions of the motor vehicle or other similar law of an Eligible Jurisdiction, and (c) covered by single interest insurance for skips, errors and omissions.

         Eligible Vehicle Loan.  A Vehicle Loan (other than a Stayed Loan):

                  (a)  that is secured by an Eligible Vehicle,

                  (b) that represents a Vehicle Loan that is denominated and payable only in Dollars by an Obligor (other than an Affiliate of the Borrower),

                  (c) that was originated by (i) a Dealer other than a Dealer that is an Affiliate of the Borrower unless previously disclosed to the Agent or (ii) an ACCH Lender other than an ACCH Lender that is an Affiliate of the Borrower unless previously disclosed to the Agent, in each case unless otherwise consented to in writing by the Agent (which consent shall not be unreasonably withheld) and purchased pursuant to a Dealer Agreement or an ACCH Agreement, as applicable,

                  (d) that is not presently delinquent (without regard to any stated grace period) for more than sixty (60) days past any payment date set forth in the applicable retail installment contract and security agreement between the Borrower and the Obligor prior to any repossession of the related Eligible Vehicle,

                  (e) in respect of which the related motor vehicle, if repossessed, is an Eligible Repossessed Vehicle,

                  (f) that the Obligor on which has not been granted more than five (5) extensions or other forbearances in connection with any delinquencies of more than 150 days in the aggregate during the initial term of the Vehicle Loan,

                  (g) that is consistent with the Borrower's Current Policies Regarding Purchase of Retail Installment Vehicle Loans,

                  (h) that has a bureau (Beacon) score rating of 550 points or more ("C" rated paper) at the time of origination,

                  (i)  that was originated in an Eligible Jurisdiction,

                  (j) that is covered by Eligible Insurance, provided that if any insurer providing insurance against skips, errors and omissions for Vehicle Loans hereunder shall cease to be an Eligible Insurer, the

         Vehicle Loans insured by such insurer shall cease to be Eligible Vehicle Loans on the thirtieth day following the date on which such insurer ceases to be an Eligible Insurer, unless, during such thirty
         (30) day period (i) such insurer cures the event or condition causing it to cease being an Eligible Insurer, (ii) the Borrower replaces the insurance policies issued to it by that insurer with respect to the affected Vehicle Loans with comparable insurance policies issued by an Eligible Insurer, or (iii) the Borrower implements a self-insurance program, acceptable to the Agent, in place of the insurance policies issued by that insurer,

                  (k) in respect of which the representations and warranties set forth in the Security Agreement are true,

                  (l) that has not previously been sold, discounted or transferred to any Person, other than Vehicle Loans sold in connection with previously completed asset securitizations which have been repurchased by the Borrower, and

                  (m) that the Agent otherwise does not deem in its reasonable judgment to be uncollectible.

         Employee Benefit Plan. Any employee benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Borrower, other than a Guaranteed Pension Plan or a Multiemployer Plan.

         Environmental Laws.  See ss.6.18(a).

         ERISA.  The Employee Retirement Income Security Act of 1974.

         ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under ss.414 of the Code.

         ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of ss.4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

         Eurocurrency Reserve Rate. For any day with respect to a Eurodollar Rate Loan, the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against "Eurocurrency Liabilities" (as that term is used in Regulation D), if such liabilities were outstanding. The Eurocurrency Reserve Rate shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Rate.

         Eurodollar Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London or such other eurodollar interbank market as may be selected by the Agent in its sole discretion acting in good faith.

         Eurodollar Lending Office. Initially, the office of each Bank designated as such in Schedule 1 hereto; thereafter, such other office of such Bank, if any, that shall be making or maintaining Eurodollar Rate Loans.

         Eurodollar Rate. For any Interest Period with respect to a Eurodollar Rate Loan, the rate of interest equal to (a) the arithmetic average of the rates per annum for each Reference Bank (rounded upwards to the nearest 1/16 of one percent) of the rate at which such Reference Bank's Eurodollar Lending Office is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 a.m., Boston time, for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Rate Loan of such Reference Bank to which such Interest Period applies, divided by (b) a number equal to 1.00 minus the Eurocurrency Reserve Rate, if applicable.

         Eurodollar Rate Loans. Loans bearing interest calculated by reference to the Eurodollar Rate.

         Eurodollar Rate Margin. For each Rate Adjustment Period, the Eurodollar Rate Margin shall be the applicable margin per annum set forth below with respect to the Borrowing Base Leverage, as determined for the fiscal quarter of the Borrower ending immediately prior to the applicable Rate Adjustment Period (which shall be based upon the Borrowing Base Report delivered as of the end of such fiscal quarter):

         ------------------------------------------------------------------
               BORROWING BASE LEVERAGE                  RATE
         ------------------------------------------------------------------
                     90% or more                        2.00%
         ------------------------------------------------------------------
            85% or more but less than 90%               1.75%
         ------------------------------------------------------------------
            70% or more but less than 85%               1.50%
         ------------------------------------------------------------------
                    Less than 70%                       1.25%
         ------------------------------------------------------------------

         Notwithstanding the foregoing, (a) for the period commencing on the Closing Date through the date immediately preceding the first Adjustment Date to occur after the fiscal quarter ending September 30, 1997, the Eurodollar Rate Margin shall be the highest Eurodollar Rate Margin set forth above, and (b) if the Borrower shall fail to deliver any Compliance Certificate pursuant to ss.7.4(d) hereof, then for the period commencing on the next Adjustment Date to occur subsequent to such failure through the date immediately following the date on which such Compliance Certificate is delivered, the Eurodollar Rate Margin shall be the highest Eurodollar Rate Margin set forth in the table above.

         Excess Spread Receivables. (a) For purposes of ss.3.4 of this Credit Agreement, the Security Agreement and the financing statements filed in connection therewith, "Excess Spread Receivables" shall mean with respect to each trust set forth on Schedule 1.1 and all other trusts established in connection with a Permitted Securitization Transaction, the gross interest income on motor vehicle retail installment sales contracts purchased and securitized by such trust, less (i) the pass-through interest paid to the securitization investors, (ii) provisions for credit losses and prepayments over the life of the securitization applicable thereto, and (iii) usual servicing fees and recovery of the Spread Account applicable thereto.

         (b) For all other purposes, "Excess Spread Receivables" shall mean with respect to each trust set forth on Schedule 1.1 and all other trusts established in connection with a Permitted Securitization Transaction, the gain recognized on the sale of motor vehicle retail installment sales contracts through such Transaction, deferred servicing income, deferred gain attributable to the time value of money, and deferred costs of such Transaction. The amount of such Receivable shall be equal to the present value of the gross interest income on motor vehicle retail installment sales contracts purchased and securitized by such trust, less (i) the pass-through interest paid to the securitization investors, (ii) provisions for credit losses and prepayments over the life of the securitization applicable thereto, and (iii) usual servicing fees and recovery of the Spread Account applicable thereto.

         Existing Securitization Transaction. The securitization program in existence as of the Closing Date comprised of the Borrower's sale, assignment, pledge or contribution of some of its Vehicle Loans to an SPV as part of a securitization of such Vehicle Loans.

         Event of Default.  See ss.12.

         First Union Credit Facility. The $50,000,000 multiyear revolving securitization facility between the NAFCO Auto Receivables Master Trust and First Union National Bank of North Carolina with a maturity date of June 30, 1999, as evidenced by the Transaction Documents, as amended and in effect as of the Closing Date, and as further amended, restated, supplemented, and modified after the Closing Date; provided that any amendment or modification of Article IX (Amortization Events) or any definition used therein shall require the consent of the Agent.

         generally accepted accounting principles. (a) When used in ss.9, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and
(ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date taking into account any adjustments as a result of compliance with Statement of Financial Accounting Standards No. 125, and (b) when used in general, other than as provided in subsection (a) above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of "generally accepted accounting principles" a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in generally accepted accounting principles) as to financial statements in which such principles have been properly applied.

         Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of ss.3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

         Gurba Junior Subordinated Note. The Amended and Restated Promissory Note, dated as of January 3, 1997, issued by National Auto Finance Company L.P. to Stephen L. Gurba in the aggregate principal amount, as of July 1, 1997, of $34,387 and maturing on January 31, 2002, as assigned to, and assumed by, the Borrower.

         Hazardous Substances.  See ss.6.18(b).

         Indebtedness. All obligations, contingent and otherwise, that in accordance with generally accepted accounting principles should be classified upon the obligor's balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge, or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; and (c) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit.

         Interest Payment Date. (a) As to any Base Rate Loan, the last day of the calendar month which includes the Drawdown Date thereof; and (b) as to any Eurodollar Rate Loan, the last day of such Interest Period.

         Interest Period. With respect to each Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the last day of one of the periods set forth below, as selected by the Borrower in a Loan Request
(i) for any Base Rate Loan, the last day of the calendar month; and (ii) for any Eurodollar Rate Loan, 1, 2, or 3 months; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

                  (a) if any Interest Period with respect to a Eurodollar Rate Loan would otherwise end on a day that is not a Eurodollar Business

         Day, that Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

                  (b) if any Interest Period with respect to a Base Rate Loan would end on a day that is not a Business Day, that Interest Period shall end on the next succeeding Business Day;

                  (c) if the Borrower shall fail to give notice as provided in ss.2.7, the Borrower shall be deemed to have requested a conversion of the affected Eurodollar Rate Loan to a Base Rate Loan and the continuance of all Base Rate Loans as Base Rate Loans on the last day of the then current Interest Period with respect thereto;

                  (d) any Interest Period relating to any Eurodollar Rate Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

                  (e) any Interest Period relating to any Eurodollar Rate Loan that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

         Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid;
(c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

         Junior Subordinated Debt. Indebtedness under the Junior Subordinated Debt Documents.

         Junior Subordinated Debt Documents. The Gurba Junior Subordinated Note, the NFC Junior Subordinated Note, the Nova Junior Subordinated Note, the Otto Junior Subordinated Note, and the Shapiro Junior Subordinated Note.

         Life Insurance Assignment. The assignment of the Life Insurance Policy made by the Borrower to the Agent and in form and substance satisfactory to the Banks and the Agent.

         Life Insurance Policies. The policy or policies of life insurance issued or to be issued to the Borrower by an insurance company pursuant to ss.7.7.2 hereof.

         Liquidated Receivable. As of any date of determination, a Vehicle Loan
(a) which is greater than 120 days past due, (b) as to which the Agent, based upon a review of the Credit and Collection Policy, has determined that all Recoveries in respect of such Vehicle Loan have been received, or (c) with respect to which the related motor vehicle has been repossessed and sold.

         Loan Documents. This Credit Agreement, the Notes, the Subordination Agreements and the Security Documents.

         Loan Request.  See ss.2.6.

         Loans. Revolving credit loans made or to be made by the Banks to the Borrower pursuant to ss.2.

         Loss Reserve. All refundable and non-refundable dealer and loan loss reserves maintained by the Borrower, including, without limitation, all allowances for credit losses and doubtful Vehicle Loans, dealer reserves, and deferred income allocated to reserves for credit losses.

         Maturity Date.  September 25, 2000.

         Majority Banks. As of any date, the Banks holding at least fifty-one percent (51%) of the outstanding principal amount of the Notes on such date; and if no such principal is outstanding, the Banks whose aggregate Commitments constitutes at least fifty-one percent (51%) of the Total Commitment.

         Multiemployer Plan. Any multiemployer plan within the meaning of ss.3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

         Net Amount. With respect to Vehicle Loans, as of any date, the outstanding principal amount thereof as of such date, minus (without duplication):

                  (a) to the extent included in the principal amount thereof, unearned interest or finance charges with respect to future periods (or reserves with respect to unearned interest or finance charges); and

                  (b) unless otherwise deducted as shown on the balance sheet of the Borrower, any categories of reserves, credits and discounts.

         Net Losses. With respect to any Reference Period, the excess of (a) the unpaid principal balance of Vehicle Loans that became Liquidated Receivables during such Reference Period, minus all Recoveries received during such Reference Period in respect of Liquidated Receivables.

         NFC Junior Subordinated Note. The Amended and Restated Promissory Note, dated as of January 3, 1997, issued by National Auto Finance Company L.P. to Nova Financial Corporation in the aggregate principal amount, as of July 1, 1997, of $27,789 and maturing on January 31, 2002, as assigned to, and assumed by, the Borrower.

         Non-Performing Assets. Without duplication, all (a) Vehicle Loans that are delinquent (without regard to any stated grace period) more than ninety (90) days on a contractual basis, (b) all Repossession Loans, (c) all Stayed Loans and (d) all Rewritten Loans that are not Eligible Vehicle Loans.

         Notes.  See ss.2.4.

         Nova Junior Subordinated Note. The Amended and Restated Promissory Note, issued by National Auto Finance Company, L.P. to Nova Corporation in the aggregate principal amount, as of July 1, 1997, of $497,383 and maturing on January 31, 2002, as assigned to, and assumed by, the Borrower.

         Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Banks and the Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or any of the Notes, or arising or incurred in connection with any interest rate protection arrangements entered into by such Person or any documents, agreements or instruments executed in connection therewith, or other instruments at any time evidencing any thereof.

         Obligor. Any one or more individuals (other than a Dealer) who is liable in whole or in part on a Vehicle Loan (determined without regard to limitations, if any, on recourse).

         Omni. Omni Financial Services of America, Inc., as assignee of World Omni Financial Corporation, a Florida corporation.

         One Party Jurisdictions. All jurisdictions which are not a Two Party Jurisdiction.

         Otto Junior Subordinated Note. The Amended and Restated Promissory Note, dated as of January 3, 1997, issued by National Auto Finance Company L.P. to Edgar Otto in the aggregate principal amount, as of July 1, 1997, of $980,895 and maturing on January 31, 2002, as assigned to, and assumed by, the Borrower.

         outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

         PBGC. The Pension Benefit Guaranty Corporation created by ss.4002 of ERISA and any successor entity or entities having similar responsibilities.

         Perfection Certificates. The Perfection Certificate as defined in the Security Agreements.

         Permitted Acquisition.  See ss.8.5.1 hereof.

         Permitted Liens. Liens, security interests and other encumbrances permitted by ss.8.2.

         Permitted Securitization Transaction. (a) The Existing Securitization Transaction and (b) any similar transaction hereafter entered into by the Borrower or any of its Subsidiaries provided that at the time such similar transaction is consummated no Default or Event of Default shall have occurred and be continuing or would occur after giving effect thereto.

         Person. Any individual, corporation, partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

         Pledge Agreement. The Pledge Agreement, dated or to be dated on or prior to the Closing Date, among the Borrower, National Chartered Auto Corporation and the Agent, in form and substance satisfactory to the Banks and the Agent.

         Pooling and Administration Agreement. The NAFCO Auto Receivables Master Trust Pooling and Administration Agreement, dated as of December 8, 1994, among NAFCO Funding Trust, National Auto Finance Company, Inc., formerly National Auto Finance Company, L.P., and Bankers Trust Company, as amended restated, supplemented or otherwise modified from time to time.

         Pro Forma Basis. In connection with any proposed Permitted Acquisition, the calculation of compliance with the financial covenants described in ss.9 hereof by the Borrower and its Subsidiaries (including the Person to be acquired) with reference to the audited historical financial results, if available, or such other management reports as approved by the Agent, of such Person and the Borrower and its Subsidiaries for the applicable Test Period after giving effect on a pro forma basis to such Permitted Acquisition in the manner described in (a), (b) and (c) below; and, following a Permitted Acquisition, the calculation of compliance with the covenants set forth in ss.9 for the fiscal quarter in which such Permitted Acquisition occurred and each of the three fiscal quarters immediately following such Permitted Acquisition with reference to the audited historical financial results of the Person so acquired and the Borrower and its Subsidiaries for the applicable Test Period after giving effect on a pro forma basis to such Permitted Acquisition in the manner described in (a), (b) and (c) below:

                  (a) all Indebtedness (whether under this Credit Agreement or otherwise) and any other balance sheet adjustments incurred or made in connection with the Permitted Acquisition shall be deemed to have been incurred or made on the first day of the Test Period, and all Indebtedness of the Person acquired or to be acquired in such Permitted

         Acquisition which was or will have been repaid in connection with the consummation of the Permitted Acquisition shall be deemed to have been repaid concurrently with the Permitted Acquisition;

                  (b) all Indebtedness assumed to have been incurred pursuant to the preceding clause (a) shall be deemed to have borne interest at (i) the arithmetic mean of (A) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the first day of the Test Period and (B) the Eurodollar Rate for Eurodollar Rate Loans having an Interest Period of one month in effect on the last day of the Test Period plus (ii) the Eurodollar Rate Margin then in effect (after giving effect to the Permitted Acquisition on a Pro Forma Basis); and

                  (c) other reasonable cost savings, expenses and other income statement or operating statement adjustments which are attributable to the change in ownership and/or management resulting from such Permitted Acquisition as may be approved by the Agent in writing (which approval shall not be unreasonably withheld) shall be deemed to have been realized on the first day of the Test Period.

         Rate Adjustment Period. Each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date

         Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

         Record. The grid attached to a Note, or the continuation of such grid, or any other similar record, including computer records, maintained by any Bank with respect to any Loan referred to in such Note.

         Recoveries. All payments received by the Borrower in respect of any Liquidated Receivable minus the reasonable expenses incurred by Omni in connection with the collection of such payments.

         Reference Period. A period of four consecutive calendar months (or such shorter period of one, two, three or four full consecutive calendar months as has elapsed since the Closing Date).

         Repossession Loans. All Vehicle Loans in respect of which the related motor vehicle has been repossessed by or on behalf of the Borrower or surrendered to the Borrower by or on behalf of the Obligor and is being held by the Borrower or ADT for resale.

         Residual Value. As of any date of determination, the amount set forth as item III(D) on the most recent Borrowing Base Report delivered to the Agent pursuant to ss.7.4(f) hereof, provided such amount is calculated in accordance with the manner set forth in the Borrowing Base Report as determined by the Agent.

         Rewritten Loan. Any Vehicle Loan in respect of which (a) the original terms have been rewritten, other than Vehicle Loans that are or were Stayed Loans, which have been rewritten by the applicable bankruptcy court, or (b) a forbearance or an extension in excess of thirty (30) days has been granted.

         Sanctioned Repossession Company. A repossession company sanctioned by the American Recovery Association.

         Security Agreements. The several Security Agreements, dated or to be dated on or prior to the Closing Date, between the Borrower and its Subsidiaries and the Agent and in form and substance satisfactory to the Banks and the Agent.

         Security Documents. The Security Agreements, the Pledge Agreement, the Trademark Assignment and the Agency Account Agreements.

         Senior Subordinated Debt Documents. The Senior Subordinated Note Purchase Agreement and the Senior Subordinated Notes.

         Senior Subordinated Note Purchase Agreement. The Note Purchase Agreement, dated as of August 9, 1996, among the Borrower as successor by assumption to National Auto Finance Company, L.P. and the "Purchasers" identified on the signature pages thereto.

         Senior Subordinated Notes. The Notes in the aggregate principal amount of $12,000,000 issued pursuant to the Senior Subordinated Note Purchase Agreement.

         Shapiro Junior Subordinated Note. The Amended and Restated Promissory Note, dated as of January 3, 1997, issued by National Auto Finance Company L.P. Gary L. Shapiro in the aggregate principal amount of $436,846 and maturing on January 31, 2002, as assigned to, and assumed by, the Borrower.

         Spread Accounts. With respect to each trust set forth on Schedule 1.1 and all other trusts established in connection with a Permitted Securitization Transaction, the "spread account" into which funds in excess of the amount required to collateralize motor vehicle retail installment sales contract purchases made in connection with such Transaction are deposited. Such funds are available to be remitted to the Borrower over the life of such Transaction.

         SPV. Any special purpose entity including, without limitation, a wholly-owned Subsidiary of the Borrower or trust, established in connection with a Permitted Securitization Transaction.

         Stayed Loan.  A Vehicle Loan:

                  (a) as to which an Obligor obligated on such Vehicle Loan (any such Obligor, together with its Subsidiaries, herein collectively, the "Applicable Obligor"), shall file a petition or seek relief under or take advantage of any insolvency law, make an assignment for the benefit of its creditors, commence a proceeding for the appointment of a receiver, trustee, liquidator, custodian or conservator of itself or for the whole or substantially all of its property; file, or consent to, a petition under any chapter of the Code, or file a petition or seek relief under, or take advantage of, any bankruptcy or similar law or statute of any jurisdiction, now or hereafter in effect;

                  (b) as to which a court of competent jurisdiction shall enter an order, judgment or decree appointing or authorizing a receiver, trustee, liquidator, custodian or conservator shall assume custody or control or take possession of the Applicable Obligor or of the whole or substantially all of its property;

                  (c) as to which there is commenced against the Applicable Obligor any proceeding for any of the relief described in subsection
         (b) above or as to which a petition if filed against the Applicable Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law or statute of any jurisdiction, now or hereafter in effect, and such proceeding or petition remains undismissed for a period of sixty (60) days; or

                  (d) as to which the Applicable Obligor by any act indicates its consent to, approval of or acquiescence in any such proceeding or petition described in subsection (c) above;

         provided, however, that a Vehicle Loan shall cease to be a Stayed Loan at such time as and so long as (i) all principal, interest and other amounts theretofore due and payable according to the terms of such Vehicle Loan (as such terms have been approved, adjusted and/or confirmed pursuant to a court order or otherwise in any proceeding referred to in subsections (a), (b), (c) and (d) above) have been irrevocably paid to or collected or received by the Borrower and all such amounts thereafter due and payable shall be paid to or collected or received by the Borrower when due (or within any stated grace period) and (ii) such Vehicle Loan shall be secured to the same extent as before such Vehicle Loan first became a Stayed Loan and no dispute regarding the existence, validity or priority of such security shall be pending in any court or asserted in any pending appeal.

         Subordinated Debt. Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance in full of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Banks in writing.

         Subordination Agreements. Collectively, (a) the Senior Subordination Agreement, dated or to be dated as of the Closing Date, among the Agent, the holders of the Senior Subordinated Notes and the Borrower and (b) the Junior Subordination Agreement, dated or to be dated as of the Closing Date, among the Agent, the holders of the Senior Subordinated Notes, the holders of the Junior Subordinated Debt Documents and the Borrower, each in form and substance satisfactory to the Banks and the Agent.

         Subordination Documents. The Senior Subordinated Debt Documents and the Junior Subordinated Debt Documents.

         Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock; provided that for the purposes of this Credit Agreement, the term Subsidiary shall not include any SPV.

         Termination Date.  January 19, 1997.

         Test Period. (a) In connection with the calculation of financial covenant compliance on a Pro Forma Basis as required by ss.8.5.1 with respect to any proposed Permitted Acquisition, the period of four fiscal quarters most recently ended prior to such Permitted Acquisition for which financial information is available, and (b) in connection with the calculation of the covenants set forth in ss.9 hereof following any Permitted Acquisition, the period of all fiscal quarters (and any portion of a fiscal quarter) prior to the date of such Permitted Acquisition included in the calculation of such financial covenant.

         Total Commitment. The sum of the Commitments of the Banks, as in effect from time to time.

         Total Outstanding. At any time of reference thereto, the sum of the Loans outstanding at such time.

         Trademark Assignment. The Trademark Collateral Security and Pledge Agreement, dated on or prior to the Closing Date, between the Borrower and the Agent, in form and substance satisfactory the Banks and the Agent, and the Assignments of Trademarks and Service Marks executed in connection therewith.

         Transaction Documents. See Appendix A to the Pooling and Administration Agreement.

         Two Party Jurisdictions. Those jurisdictions in which the Obligor physically possesses title to vehicles subsequent to the issuance of such title.

         Type. As to any Loan, its nature as a Base Rate Loan or a Eurodollar Rate Loan.

         Vehicle Loan. A motor vehicle installment sales contract assigned to the Borrower that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated, other than Vehicle Loans sold to an SPV in connection with a Permitted Securitization Transaction.

         Voting Stock. Stock or similar interests, of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

         1.2.  RULES OF INTERPRETATION.

                  (a) A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

                  (b) The singular includes the plural and the plural includes the singular.

                  (c) A reference to any law includes any amendment or modification to such law.

                  (d) A reference to any Person includes its permitted successors and permitted assigns.

                  (e) Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

                  (f) The words "include", "includes" and "including" are not limiting.

                  (g) All terms not specifically defined herein or by generally accepted accounting principles, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term "instrument" being that defined under Article 9 of the Uniform Commercial Code.

                  (h) Reference to a particular "ss." refers to that section of this Credit Agreement unless otherwise indicated.

                  (i) The words "herein", "hereof", "hereunder" and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

                        2. THE REVOLVING CREDIT FACILITY.
                           -----------------------------

         2.1. COMMITMENT TO LEND. Subject to the terms and conditions set forth in this Credit Agreement, each of the Banks severally agrees to lend to the Borrower and the Borrower may borrow, repay, and reborrow from time to time between the Closing Date and the Maturity Date upon notice by the Borrower to the Agent given in accordance with ss.2.6, such sums as are requested by the Borrower up to a maximum aggregate principal amount outstanding (after giving effect to all amounts requested) at any one time equal to such Bank's Commitment, provided that the sum of the outstanding amount of the Loans (after giving effect to all amounts requested) shall not at any time exceed the lesser of (a) the Total Commitment and (b) the Borrowing Base. The Loans shall be made pro rata in accordance with each Bank's Commitment Percentage. Each request for a Loan hereunder shall constitute a representation and warranty by the Borrower that the conditions set forth in ss.10 and ss.11, in the case of the initial Loans to be made on the Closing Date, and ss.11, in the case of all other Loans, have been satisfied on the date of such request.

         2.2. COMMITMENT FEE. The Borrower agrees to pay to the Agent for the accounts of the Banks in accordance with their respective Commitment Percentages a commitment fee in an amount equal to the Applicable Commitment Rate on the average daily amount during each calendar quarter or portion thereof from the Closing Date to the Maturity Date by which the Total Commitment exceeds the outstanding amount of Loans during such calendar quarter. The commitment fee shall be payable quarterly in arrears on the first day of each calendar quarter for the immediately preceding calendar quarter commencing on the first such date following the date hereof, with a final payment on the Maturity Date or any earlier date on which the Commitments shall terminate.

         2.3. REDUCTION OF TOTAL COMMITMENT. The Borrower shall have the right at any time and from time to time upon five (5) Business Days prior written notice to the Agent to reduce by $500,000 or an integral multiple of $100,000 or terminate entirely the unborrowed portion of the Total Commitment, whereupon the Commitments of the Banks shall be reduced pro rata in accordance with their respective Commitment Percentages of the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this ss.2.3, the Agent will notify the Banks of the substance thereof. Upon the effective date of any such reduction or termination, the Borrower shall pay to the Agent for the respective accounts of the Banks the full amount of any commitment fee then accrued on the amount of the reduction. No reduction of the Commitments may be reinstated.

         2.4. THE NOTES. The Loans shall be evidenced by separate promissory notes of the Borrower in substantially the form of Exhibit B hereto (each a "Note"), dated as of the Closing Date and completed with appropriate insertions. One Note shall be payable to the order of each Bank in a principal amount equal to such Bank's Commitment or, if less, the outstanding amount of all Loans made by such Bank, plus interest accrued thereon, as set forth below. The Borrower irrevocably authorizes each Bank to make or cause to be made, at or about the time of the Drawdown Date of any Loan or at the time of receipt of any payment of principal on such Bank's Note, an appropriate notation on such Bank's Record reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on such Bank's Record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Bank, but the failure to record, or any error in so recording, any such amount on such Bank's Record shall not limit or otherwise affect the obligations of the Borrower hereunder or under any Note to make payments of principal of or interest on any Note when due.

         2.5.  INTEREST ON LOANS.  Except as otherwise provided in ss.4.8,

                  (a) Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at the Base Rate.

                  (b) Each Eurodollar Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto at a rate per annum equal to the sum of the Eurodollar Rate plus the Eurodollar Rate Margin determined for such Interest Period.

                  (c) The Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

         2.6. REQUESTS FOR LOANS. The Borrower shall give to the Agent written notice in the form of Exhibit C hereto (or telephonic notice confirmed in a writing in the form of Exhibit C hereto) of each Loan requested hereunder (a "Loan Request") no less than (a) two (2) Business Days prior to the proposed Drawdown Date of any Base Rate Loan and (b) four (4) Eurodollar Business Days prior to the proposed Drawdown Date of any Eurodollar Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) the Interest Period for such Loan and
(iv) the Type of such Loan. Promptly upon receipt of any such notice, the Agent shall notify each of the Banks thereof. Each such notice shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Banks on the proposed Drawdown Date. Each Loan Request shall be in a minimum aggregate amount of $500,000 or an integral multiple of $100,000.

         2.7.  CONVERSION OPTIONS.

                  2.7.1. CONVERSION TO DIFFERENT TYPE OF LOAN. The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type, provided that (a) with respect to any such conversion of a Loan to a Base Rate Loan, the Borrower shall give the Agent at least three (3) Business Days prior written notice of such election; (b) with respect to any such conversion of a Eurodollar Rate Loan into a Loan of another Type, such conversion shall only be made on the last day of the Interest Period with respect thereto; (c) with respect to any such conversion of a Base Rate Loan to a Eurodollar Rate Loan, the Borrower shall give the Agent at least four (4) Eurodollar Business Days prior written notice of such election and (d) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Bank shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its Eurodollar Lending Office, as the case may be. All or any part of outstanding Loans of any Type may be converted as provided herein, provided that partial conversions shall be in an aggregate principal amount of $500,000 or a multiple of $100,000. Each Conversion Request relating to the conversion of a Loan to a Eurodollar Rate Loan shall be irrevocable by the Borrower.

                  2.7.2. CONTINUATION OF TYPE OF LOAN. Any Loans of any Type may be continued as such upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in ss.2.7.1; provided that no Eurodollar Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which the officers of the Agent active upon the Borrower's account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to the continuation of any Eurodollar Rate Loan as such, then such Eurodollar Rate Loan shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto. The Agent shall notify the Banks promptly when any such automatic conversion contemplated by this ss.2.7 is scheduled to occur.

                  2.7.3. EURODOLLAR RATE LOANS. Any conversion to or from Eurodollar Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurodollar Rate Loans having the same Interest Period shall not be less than $500,000 or a whole multiple of $100,000 in excess thereof. At no time shall there be outstanding more than six
         (6) Eurodollar Rate Loans having different maturities.

         2.8.  FUNDS FOR LOANS.

                  2.8.1. FUNDING PROCEDURES. Not later than 11:00 a.m. (Boston time) on the proposed Drawdown Date of any Loans, each of the Banks will make available to the Agent, at its Head Office, in immediately available funds, the amount of such Bank's Commitment Percentage of the amount of the requested Loans. Upon receipt from each Bank of such amount, and upon receipt of the documents required by ss.ss.10 and 11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Borrower the aggregate amount of such Loans made available to the Agent by the Banks. The failure or refusal of any Bank to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Bank from its several obligation hereunder to make available to the Agent the amount of such other Bank's Commitment Percentage of any requested Loans.

                  2.8.2. ADVANCES BY AGENT. The Agent may, unless notified to the contrary by any Bank prior to a Drawdown Date, assume that such Bank has made available to the Agent on such Drawdown Date the amount of such Bank's Commitment Percentage of the Loans to be made on such Drawdown Date, and the Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Bank makes available to the Agent such amount on a date after such Drawdown Date, such Bank shall pay to the Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the weighted average interest rate paid by the Agent for federal funds acquired by the Agent during each day included in such period, times
         (b) the amount of such Bank's Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Bank's Commitment Percentage of such Loans shall become immediately available to the Agent, and the denominator of which is
         365. A statement of the Agent submitted to such Bank with respect to any amounts owing under this paragraph shall be prima facie evidence of the amount due and owing to the Agent by such Bank. If the amount of such Bank's Commitment Percentage of such Loans is not made available to the Agent by such Bank within three (3) Business Days following such Drawdown Date, the Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date.

         2.9. CHANGE IN BORROWING BASE. The Borrowing Base shall be determined in accordance with the provisions of ss.7.4(f) by the Agent by reference to the Borrowing Base Report.

                           3. REPAYMENT OF THE LOANS.
                              ----------------------

         3.1. MATURITY. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

         3.2.  MANDATORY REPAYMENTS OF LOANS.

                  (a) If at any time the sum of the outstanding amount of the Loans exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Loans.

                  (b) The Borrower will (i) on or prior to the Closing Date, maintain a depository collection account (the "Collection Account") with the Agent and under the control of the Agent, (ii) direct each Agency Account Institution pursuant to the Agency Account Agreements (whereby such Agency Account Institution shall, among other things, waive any right of set off, other than for service charges and returns incurred in connection therewith), to cause all funds or proceeds of Accounts Receivable held by such Agency Account Institution in the Agency Accounts to be transferred daily (or such other period as the Agent requests) to, and only to, the Agent for application to the Loans in accordance with the terms of this Credit Agreement and (iii) direct its account debtors and obligors on instruments or other obligors of the Borrower to make all payments on or with respect to any of the Vehicle Loans due or to become due to the Borrower to the account at the Agency Account Institution. If, notwithstanding the requirements of the foregoing sentence, the Borrower receives any cash proceeds of any of the Vehicle Loans, whether in the form of money, checks or otherwise, the Borrower will hold such cash proceeds in trust for the benefit of the Agent and the Banks and deposit such cash proceeds promptly into the Agency Account in the identical form received by the Borrower. The Agent shall, (1) immediately following the receipt by the Agent of any and all cash proceeds from any Agency Account (or such later date as the Agent determines that good collected funds will be received by the Agent), and (2) on a provisional basis until final receipt of good collected funds, apply to all Obligations then due and payable and thereafter to the Loans all such cash proceeds which were deposited to the Collection Account in the form of money, checks or like items and, so long as no Default or Event of Default has occurred and is continuing, the Agent shall cause any excess to be credited to the Borrower's operating account maintained with the Agent. From and after the occurrence and during the continuance of a Default or an Event of Default, the Agent may, from time to time in the Agent's discretion, retain any or all of such excess to provide cash collateral for any Obligations not then due and payable, with the Agent causing any surplus, subject to the rights of any other persons entitled thereto, to be credited to the Borrower's operating account maintained with the Agent. For purposes of the foregoing provisions of this ss.3.2(b), the Agent shall not be deemed to have received any such cash proceeds on any day unless received by the Agent before 3:00 p.m. (Boston time) on such day. The Borrower further acknowledges and agrees that any such provisional credit by the Agent shall be subject to reversal if final collection in good collected funds of the related item is not received by the Agent in accordance with the Agent's customary procedures and practices for collecting provisional items.

                  (c) The Borrower agrees to pay to the Agent any and all fees, costs and expenses which the Agent incurs in connection with the opening and maintaining of the Collection Account and the depositing for collection by the Agent of any check or other item of payment. Absent gross negligence or willful misconduct by the Agent, the Borrower agrees to indemnify the Agent and to hold the Agent harmless from and against any loss, cost or expense sustained or incurred by the Agent on account of any claims arising in connection with the Agent's operation of the Collection Account.

         3.3. OPTIONAL REPAYMENTS OF LOANS. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that the full or partial prepayment of the outstanding amount of any Eurodollar Rate Loans pursuant to this ss.3.3 may be made only on the last day of the Interest Period relating thereto. The Borrower shall give the Agent, no later than 10:00 a.m., Boston time, on the date of any proposed repayment prior written notice, of such proposed repayment pursuant to this ss.3.3 of Base Rate Loans, and three (3) Eurodollar Business Days notice of any proposed repayment pursuant to this ss.3.3 of Eurodollar Rate Loans, in each case, specifying the proposed date of payment of Loans and the principal amount to be paid. Each such partial prepayment of the Loans shall be in an integral multiple of $100,000, shall be accompanied by the payment of accrued interest on the principal repaid to the date of payment and shall be applied first to the principal of Base Rate Loans and then to the principal of Eurodollar Rate Loans. Each partial prepayment shall be allocated among the Banks, in proportion, as nearly as practicable, to the respective unpaid principal amount of each Bank's Note, with adjustments to the extent practicable to equalize any prior repayments not exactly in proportion.

         3.4. TERMINATION OF WORKING CAPITAL PORTION OF REVOLVING CREDIT FACILITY. On and after the Termination Date, the Borrower shall not use the proceeds of the Loans for working capital purposes. On the Termination Date, the Borrower shall deliver to the Agent, a Borrowing Base Report calculating the Borrowing Base as of such date, after eliminating therefrom any amount attributable to the Residual Value. If the sum of the outstanding amount of the Loans as of the Termination Date exceeds the lesser of (i) the Total Commitment and (ii) the Borrowing Base as of such date, then the Borrower shall immediately pay the amount of such excess to the Agent for application to the Loans. Upon the Banks' receipt of the payment referenced in the preceding sentence, if any, (or, if no such payment is due or if the Agent or Banks shall have waived, deferred or otherwise forbeared from collecting such payment, upon the Termination Date), the Agent, on behalf of itself and the Banks, shall release its security interest in the Residual Value and the assets relating thereto, including without limitation, the Spread Accounts, the Excess Spread Receivables, any other right of the Borrower to the payment of money from each trust set forth on Schedule 1.1 and all other trusts established in connection with a Permitted Securitization Transaction and the assets pledged pursuant to the Pledge Agreement, and the Agent shall execute and deliver to the Borrower, at the Borrower's expense, such documents and instruments as the Borrower may reasonably request to evidence such release.

                         4. CERTAIN GENERAL PROVISIONS.
                            --------------------------

         4.1.  FUNDS FOR PAYMENTS.

                  4.1.1. PAYMENTS TO AGENT. All payments of principal, interest, commitment fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Banks and the Agent, at the Agent's Head Office or at such other location in the Boston, Massachusetts, area that the Agent may from time to time designate, in each case in immediately available funds.

                  4.1.2. NO OFFSET, ETC. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Agent, for the account of the Banks or (as the case may be) the Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Banks or the Agent to receive the same net amount which the Banks or the Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

         4.2. COMPUTATIONS. All computations of interest on the Loans and of commitment or other fees shall, unless otherwise expressly provided herein, be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term "Interest Period" with respect to Eurodollar Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The outstanding amount of the Loans as reflected on the Records and the Term Records from time to time shall be considered correct and binding on the Borrower unless within five (5) Business Days after receipt of any notice by the Agent or any of the Banks of such outstanding amount, the Borrower shall notify the Agent or such Bank to the contrary.

         4.3. INABILITY TO DETERMINE EURODOLLAR RATE. In the event, prior to the commencement of any Interest Period relating to any Eurodollar Rate Loan, the Agent shall determine or be notified by the Majority Banks that adequate and reasonable methods do not exist for ascertaining the Eurodollar Rate that would otherwise determine the rate of interest to be applicable to any Eurodollar Rate Loan during any Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Banks) to the Borrower and the Banks. In such event (a) any Loan Request or Conversion Request with respect to Eurodollar Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurodollar Rate Loan will automatically, on the last day of the then current Interest Period thereof, become a Base Rate Loan, and (c) the obligations of the Banks to make Eurodollar Rate Loans shall be suspended until the Agent or the Majority Banks determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent or, as the case may be, the Agent upon the instruction of the Majority Banks, shall so notify the Borrower and the Banks.

         4.4. ILLEGALITY. Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Rate Loans, such Bank shall forthwith give notice of such circumstances to the Borrower and the other Banks and thereupon (a) the commitment of such Bank to make Eurodollar Rate Loans or convert Loans of another Type to Eurodollar Rate Loans shall forthwith be suspended and (b) such Bank's Loans then outstanding as Eurodollar Rate Loans, if any, shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such Eurodollar Rate Loans or within such earlier period as may be required by law. The Borrower hereby agrees promptly to pay the Agent for the account of such Bank, upon demand by such Bank, any additional amounts necessary to compensate such Bank for any costs incurred by such Bank in making any conversion in accordance with this ss.4.4, including any interest or fees payable by such Bank to lenders of funds obtained by it in order to make or maintain its Eurodollar Rate Loans hereunder.

         4.5. ADDITIONAL COSTS, ETC. If any present or future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Bank or the Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

                  (a) subject any Bank or the Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Bank's Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Bank or the Agent), or

                  (b) materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Bank of the principal of or the interest on any Loans or any other amounts payable to any Bank or the Agent under this Credit Agreement or the other Loan Documents, or

                  (c) impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Bank, or

                  (d) impose on any Bank or the Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Bank's Commitment, or any class of loans or commitments of which any of the Loans or such Bank's Commitment forms a part, and the result of any of the foregoing is

                           (i) to increase the cost to any Bank of making,
                  funding, issuing, renewing, extending or maintaining any of the Loans or such Bank's Commitment, or

                           (ii) to reduce the amount of principal, interest or
                  other amount payable to such Bank or the Agent hereunder on account of such Bank's Commitment or any of the Loans, or

                           (iii) to require such Bank or the Agent to make any
                  payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Bank or the Agent from the Borrower hereunder, then, and in each such case, the Borrower will, upon demand made by such Bank or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Bank or the Agent such additional amounts as will be sufficient to compensate such Bank or the Agent for such additional cost, reduction, payment or foregone interest or other sum.

         4.6. CAPITAL ADEQUACY. If after the date hereof any Bank or the Agent determines that (a) the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a court or governmental authority with appropriate jurisdiction, or (b) compliance by such Bank or the Agent or any corporation controlling such Bank or the Agent with any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) of any such entity regarding capital adequacy, has the effect of reducing the return on such Bank's or the Agent's commitment with respect to any Loans to a level below that which such Bank or the Agent could have achieved but for such adoption, change or compliance (taking into consideration such Bank's or the Agent's then existing policies with respect to capital adequacy and assuming full utilization of such entity's capital) by any amount deemed by such Bank or (as the case may be) the Agent to be material, then such Bank or the Agent may notify the Borrower of such fact. To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate, the Borrower and such Bank shall thereafter attempt to negotiate in good faith, within thirty (30) days of the day on which the Borrower receives such notice, an adjustment payable hereunder that will adequately compensate such Bank in light of these circumstances. If the Borrower and such Bank are unable to agree to such adjustment within thirty (30) days of the date on which the Borrower receives such notice, then commencing on the date of such notice (but not earlier than the effective date of any such increased capital requirement), the fees payable hereunder shall increase by an amount that will, in such Bank's reasonable determination, provide adequate compensation. Each Bank shall allocate such cost increases among its customers in good faith and on an equitable basis.

         4.7. CERTIFICATE. A certificate setting forth any additional amounts payable pursuant to ss.4.5 or 4.6 and a brief explanation of such amounts which are due, submitted by any Bank or the Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.

         4.8. INDEMNITY. The Borrower agrees to indemnify each Bank and to hold each Bank harmless from and against any loss, cost or expense (including loss of anticipated profits) that such Bank may sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurodollar Rate Loans as and when due and payable, including any such loss or expense arising from interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain its Eurodollar Rate Loans, (b) default by the Borrower in making a borrowing after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with ss.2.6 or ss.2.7 or (c) the making of any payment of a Eurodollar Rate Loan or the making of any conversion of any such Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Bank to lenders of funds obtained by it in order to maintain any such Loans.

         4.9. INTEREST AFTER DEFAULT. Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents shall bear interest compounded monthly and payable on demand at a rate per annum equal to two percent (2%) above the Base Rate until such amount shall be paid in full (after as well as before judgment).

                                  5. SECURITY.
                                     --------

         The Obligations shall be secured by a perfected first priority security interest (subject only to Permitted Liens entitled to priority under applicable law) in all of the assets of the Borrower, whether now owned or hereafter acquired, pursuant to the terms of the Security Documents to which the Borrower is a party.

                       6. REPRESENTATIONS AND WARRANTIES.
                          ------------------------------

         The Borrower represents and warrants to the Banks and the Agent as follows:

         6.1.  CORPORATE AUTHORITY.

                  6.1.1. INCORPORATION; GOOD STANDING. Each of the Borrower and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower or its Subsidiaries.

                  6.1.2. AUTHORIZATION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby (a) are within the corporate authority of such Person, (b) have been duly authorized by all necessary corporate proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which the Borrower or any of its Subsidiaries is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower or any of its Subsidiaries and (d) do not conflict with any provision of the corporate charter or bylaws of, or any agreement or other instrument binding upon, the Borrower or any of its Subsidiaries.

                  6.1.3. ENFORCEABILITY. The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

         6.2. GOVERNMENTAL APPROVALS. The execution, delivery and performance by the Borrower and any of its Subsidiaries of this Credit Agreement and the other Loan Documents to which the Borrower or any of its Subsidiaries is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any governmental agency or authority other than those already obtained.

         6.3. TITLE TO PROPERTIES; LEASES. Except as indicated on Schedule 6.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

         6.4.  FINANCIAL STATEMENTS AND PROJECTIONS.

                  6.4.1. FINANCIAL STATEMENTS. There has been furnished to the Agent a consolidated balance sheet and cash flow statements of the Borrower and its Subsidiaries as at the Balance Sheet Date, and a consolidated statement of income for the fiscal year then ended, certified by the KPMG Peat Marwick LLP. Such balance sheet and statement of income have been prepared in accordance with generally accepted accounting principles and fairly present the financial condition of the Borrower as at the close of business on the date thereof and the results of operations for the fiscal year then ended. There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower not disclosed in said balance sheet and the related notes thereto.

                  6.4.2. PROJECTIONS. The projections of the annual operating budgets of the Borrower and its Subsidiaries on a consolidated basis, balance sheets and cash flow statements for the 1997 to 1999 fiscal years updated as of the Closing Date, copies of which have been delivered to the Agent, disclose all assumptions made with respect to general economic, financial and market conditions used in formulating such projections. To the knowledge of the Borrower or any of its Subsidiaries, no facts exist that (individually or in the aggregate) would result in any material change in any of such projections. The projections are based upon reasonable estimates and assumptions, have been prepared on the basis of the assumptions stated therein and reflect the reasonable estimates of the Borrower and its Subsidiaries of the results of operations and other information projected therein.

         6.5. NO MATERIAL CHANGES, ETC. Since the Balance Sheet Date there has occurred no materially adverse change in the financial condition or business of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statement of income for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business or financial condition of the Borrower or its Subsidiaries. Since the Balance Sheet Date, the Borrower has not made any Distribution.

         6.6. FRANCHISES, PATENTS, COPYRIGHTS, ETC. Each of the Borrower and its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

         6.7. LITIGATION. There are no actions, suits, proceedings or investigations of any kind pending or threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, if adversely determined, might, either in any case or in the aggregate, materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries or materially impair the right of the Borrower and its Subsidiaries, considered as a whole, to carry on business substantially as now conducted by them, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower, or which question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

         6.8. NO MATERIALLY ADVERSE CONTRACTS, ETC. Neither the Borrower nor any of its Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries. Neither the Borrower nor any of its Subsidiaries is a party to any contract or agreement that has or is expected, in the judgment of the Borrower's officers, to have any materially adverse effect on the business of the Borrower or any of its Subsidiaries.

         6.9. COMPLIANCE WITH OTHER INSTRUMENTS, LAWS, ETC. Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws, or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower or any of its Subsidiaries.

         6.10. TAX STATUS. The Borrower and its Subsidiaries (a) have made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which any of them is subject, (b) have paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) have set aside on their books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

         6.11. NO EVENT OF DEFAULT. No Default or Event of Default has occurred and is continuing.

         6.12. HOLDING COMPANY AND INVESTMENT COMPANY ACTS. Neither the Borrower nor any of its Subsidiaries is a "holding company", or a "subsidiary company" of a "holding company", or an affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935; nor is it an "investment company", or an "affiliated company" or a "principal underwriter" of an "investment company", as such terms are defined in the Investment Company Act of 1940.

         6.13. ABSENCE OF FINANCING STATEMENTS, ETC. Except with respect to Permitted Liens, there is no financing statement, security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest in, any assets or property of the Borrower or any of its Subsidiaries or rights thereunder.

         6.14. PERFECTION OF SECURITY INTEREST. All filings, assignments, pledges and deposits of documents or instruments have been made and all other actions have been taken that are necessary or advisable, under applicable law, to establish and perfect the Agent's security interest in the Collateral. The Collateral and the Agent's rights with respect to the Collateral are not subject to any setoff, claims, withholdings or other defenses. The Borrower is the owner of the Collateral free from any lien, security interest, encumbrance and any other claim or demand, except for Permitted Liens.

         6.15. CERTAIN TRANSACTIONS. Except (a) as set forth on Schedule 6.15 attached hereto, (b) for arm's length transactions pursuant to which the Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties, and (c) for cost-sharing, servicing arrangements and Permitted Securitization Transactions between the Borrower and any SPV, none of the officers, directors, or employees of the Borrower or any of its Subsidiaries is presently a party to any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         6.16.  EMPLOYEE BENEFIT PLANS.

                  6.16.1. IN GENERAL. Each Employee Benefit Plan and each Guaranteed Pension Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting prohibited transactions and the bonding of fiduciaries and other persons handling plan funds as required by ss.412 of ERISA. The Borrower has heretofore delivered to the Agent the most recently completed annual report, Form 5500, with all required attachments, and actuarial statement required to be submitted under ss.103(d) of ERISA, with respect to each Guaranteed Pension Plan.

                  6.16.2. TERMINABILITY OF WELFARE PLANS. No Employee Benefit Plan which is an employee welfare benefit plan within the meaning of ss.3(1) or ss.3(2)(B) of ERISA provides benefit coverage subsequent to termination of employment except as required by Title I, Part 6 of ERISA or applicable state insurance laws. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower or such ERISA Affiliate without liability to any Person other than for claims arising prior to termination.

                  6.16.3. GUARANTEED PENSION PLANS. Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of ss.302(f) of ERISA, or otherwise, has been timely made. No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment of a Guaranteed Pension Plan pursuant to ss.307 of ERISA or ss.401(a)(29) of the Code. No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of ss.4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

                  6.16.4. MULTIEMPLOYER PLANS. Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under ss.4201 of ERISA or as a result of a sale of assets described in ss.4204 of ERISA. Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of ss.4241 or ss.4245 of ERISA or is at risk or entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under ss.4041A of ERISA.

         6.17. REGULATIONS U AND X. The proceeds of the Loans shall be used to finance the origination and/or purchase of motor vehicle installment contracts and, prior to the Termination Date, for working capital purposes. No portion of any Loan is to be used for the purpose of purchasing or carrying any "margin security" or "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 221 and 224.

         6.18. ENVIRONMENTAL COMPLIANCE. To the best of the Borrower's knowledge:

                  (a) none of the Borrower, its Subsidiaries or any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under any federal, state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws");

                  (b) (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of any substance, material, or chemical regulated by any Environmental Laws ("Hazardous Substances"); and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; (ii) in the course of any activities conducted by the Borrower, its Subsidiaries or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate;
         (iii) there have been no releases (i.e. any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or its Subsidiaries; and (iv) there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on; and

                  (c) none of the Borrower and its Subsidiaries or any of the Real Estate is subject to any applicable environmental law requiring the performance of Hazardous Substances site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement.

         6.19. SUBSIDIARIES, ETC. Schedule 6.19 hereto sets forth the Subsidiaries of the Borrower and each SPV. Except as set forth on Schedule 6.19 hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other person.

         6.20. BANK ACCOUNTS. Schedule 6.20 sets forth the account numbers and location of all bank accounts of the Borrower or any of its Subsidiaries.

         6.21. TITLE REGISTRATION. With respect to each motor vehicle which serves as collateral for a Vehicle Loan which is located in (a) a One Party Jurisdiction, such Obligor has completed and submitted to such jurisdiction an appropriate application to obtain a certificate of title which certificate shall in any event be received within one hundred twenty (120) days of such submission, in such Obligor's name with a notation on such certificate of title reflecting the Borrower's security interest and (b) a Two Party Jurisdiction, the certificate of title for such motor vehicle has been completed and submitted, which process shall in any event be completed within one hundred twenty (120) days of such submission, in such Obligor's name with a notation on such certificate of title reflecting the Borrower's security interest.

         6.22.  LENDING ACTIVITIES AND LICENSES.

                  (a) All Vehicle Loans and all advertising, origination and servicing activities, procedures and materials with regard to all Vehicle Loans or accounts made, created, acquired, assumed, collected or serviced by Omni, the Borrower or any Subsidiary thereof, comply in all material respects with all applicable federal, state and local laws, ordinances, rules and regulations, including but not limited to those related to usury, truth-in-lending, consumer protection, equal credit opportunity, fair debt collection, rescission rights and disclosures, except where failure to comply would not have a materially adverse effect on the assets, business or financial condition of the Borrower and its Subsidiaries, taken as a whole.

                  (b) Schedule 6.22 attached hereto completely and accurately lists (i) all states in which the Borrower or any Subsidiary thereof transacts business and (ii) all licenses and permits obtained by the Borrower and its Subsidiaries in each such state in connection with its lending activities. Except as set forth in Schedule 6.22, all such licenses and permits are in full force and effect, and no additional licenses or permits are required in connection with the conduct of the business of the Borrower or any of its Subsidiaries.

                  (c) Exhibit G hereto completely and accurately describes the Borrower's Current Policies Regarding Purchase of Retail Installment Vehicle Loans as in effect on the date hereof.

                    7. AFFIRMATIVE COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

         7.1. PUNCTUAL PAYMENT. The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans and the commitment fees and Agent's fee provided for in this Credit Agreement, all in accordance with the terms of this Credit Agreement and the Notes.

         7.2. MAINTENANCE OF OFFICE. The Borrower will maintain its chief executive office in Boca Raton, Florida, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents may be given or made.

         7.3. RECORDS AND ACCOUNTS. The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with generally accepted accounting principles and (b) maintain adequate accounts and reserves for all taxes (including income taxes), depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

         7.4. FINANCIAL STATEMENTS, CERTIFICATES AND INFORMATION. The Borrower will deliver to each of the Banks:

                  (a) as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries and the consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated and consolidating statements to be in reasonable detail, prepared in accordance with generally accepted accounting principles, and certified without qualification by KPMG Peat Marwick LLP or by other independent certified public accountants satisfactory to the Agent, together with a written statement from such accountants to the effect that they have read a copy of this Credit Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default or Event of Default, or, if such accountants shall have obtained knowledge of any then existing Default or Event of Default they shall disclose in such statement any such Default or Event of Default; provided that such accountants shall not be liable to the Banks for failure to obtain knowledge of any Default or Event of Default;

                  (b) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries and the unaudited consolidating balance sheet of the Borrower and its Subsidiaries, each as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flow and consolidating statement of income and consolidating statement of cash flow for the portion of the Borrower's fiscal year then elapsed, all in reasonable detail and prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

                  (c) as soon as practicable, but in any event within thirty
         (30) days after the end of each month in each fiscal year of the Borrower, unaudited monthly consolidated financial statements of the Borrower and its Subsidiaries for such month and unaudited monthly consolidating financial statements of the Borrower and its Subsidiaries for such month, each prepared in accordance with generally accepted accounting principles, together with a certification by the principal financial or accounting officer of the Borrower that the information contained in such financial statements fairly presents the financial condition of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments);

                  (d) simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement certified by the principal financial or accounting officer of the Borrower in substantially the form of Exhibit D (a "Compliance Certificate") hereto and setting forth in reasonable detail computations evidencing compliance with the covenants contained in ss.9 and (if applicable) reconciliations to reflect changes in generally accepted accounting principles since the Balance Sheet Date;

                  (e) contemporaneously with the filing or mailing thereof, copies of all material of a financial nature filed with the Securities and Exchange Commission or sent to the stockholders of the Borrower, including without limitation, all form 10-K's, form 10-Q's and proxy statements;

                  (f) within twenty-two (22) days after the end of each calendar month, upon any sale of Vehicle Loans for the purpose of Permitted Securitization Transactions, or at such earlier time as the Agent may reasonably request, a Borrowing Base Report setting forth the Borrowing Base as at the end of such calendar month, the date of such sale of Vehicle Loans or such earlier requested time;

                  (g) on a daily basis, a list updating the list previously delivered of all Eligible Vehicles along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Vehicle, and the Net Amount of the Vehicle Loan with respect to each Eligible Vehicle, in form and substance satisfactory to the Agent;

                  (h) within twenty-two (22) days after the end of each calendar month, a list prepared by Omni or the Borrower of all Eligible Vehicles, the Vehicle Loans for which have been pledged to the Agent for the benefit of the Banks and the Agent, along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Vehicle, and the Net Amount of the Vehicle Loan with respect to each Eligible Vehicle, in form and substance satisfactory to the Agent;

                  (i) within twenty-two (22) days after the end of each calendar month, a list of all Eligible Repossessed Vehicles along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Repossessed Vehicle, the Net Amount of the Vehicle Loan with respect to each Eligible Repossessed Vehicle, and the number days that such Eligible Repossessed Vehicle has been in the possession of a Sanctioned Repossession Company and/or ADT, in form and substance satisfactory to the Agent;

                  (j) within twenty-two (22) days after the end of each calendar month, a cumulative list as of the Closing Date of all Eligible Repossessed Vehicles along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Vehicle, the Net Amount of the Vehicle Loan with respect to each Eligible Repossessed Vehicle, and the number days that such Eligible Repossessed Vehicle has been (or was) in the possession of a Sanctioned Repossession Company and/or ADT, and the amount for which such Eligible Repossessed Vehicle was sold at auction (if applicable), in form and substance satisfactory to the Agent;

                  (k) not more frequently than one time every calendar year, or more frequently as determined by the Agent if the Agent in its reasonable business judgment determines that a material deterioration has occurred in the Borrower's business or financial condition, the Borrower shall deliver to the Agent projections of the Borrower and its Subsidiaries updating those projections delivered to the Agent and referred to in ss.6.4.2 or, if applicable, updating any later such projections delivered in response to a request pursuant to this ss.7.4(k);

                  (l) within twenty-two (22) days after the end of each calendar month, an Accounts Receivable aging report;

                  (m) as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the fiscal quarters of the Borrower, reports on (i) repossession trends by age of Vehicle Loan and month of purchase, and (ii) claims status and trends under Eligible Insurance issued by the Eligible Insurer(s), including (reported separately by policy year) number of contracts written, premiums paid, claims made, claims paid, aggregate policy limit, and net amount remaining available for claim;

                  (n) (i) promptly upon the request of the Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan, and (ii) promptly upon receipt or dispatch, furnish the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss. 302, 4041, 4041, 4043, 4063, 4066 and 4068 of ERISA, or in
         respect of a Multiemployer Plan under ss.ss. 4041A, 4202, 4219, 4242 or 4245 of ERISA;

                  (o) contemporaneously with the receipt thereof, copies of all accountants' management letters; and

                  (p) from time to time such other financial data and information as the Agent or any Bank may reasonably request.

         7.5.  NOTICES.

                  7.5.1. DEFAULTS. The Borrower will promptly notify the Agent and each of the Banks in writing of the occurrence of any Default or Event of Default. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an

         Event of Default) under this Credit Agreement or any other note, evidence of indebtedness, indenture or other obligation to which or with respect to which the Borrower or any of its Subsidiaries is a party or obligor, whether as principal or surety, the Borrower shall forthwith give written notice thereof to each of the Banks, describing the notice or action and the nature of the claimed default.

                  7.5.2. ENVIRONMENTAL EVENTS. The Borrower will promptly give notice to the Agent (a) of any violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency and (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower or any of its Subsidiaries, or the Agent's security interests pursuant to the Security Documents.

                  7.5.3. NOTIFICATION OF CLAIMS AGAINST COLLATERAL. The Borrower will, immediately upon becoming aware thereof, notify the Agent in writing of any setoff, claims (including, with respect to the Real Estate, environmental claims), withholdings or other defenses to which any of the Collateral, or the Agent's rights with respect to the Collateral, are subject.

                  7.5.4. NOTICE OF LITIGATION AND JUDGMENTS. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower or any of its Subsidiaries and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Agent, in writing, in form and detail satisfactory to the Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $25,000.

                  7.5.5. FIRST UNION CREDIT FACILITY AND PERMITTED SECURITIZATION TRANSACTIONS. The Borrower will (a) provide the Agent with copies of all notices that the Borrower receives in connection with Article IX of the Pooling and Administration Agreement or any like provisions in connection with other Permitted Securitization Transactions immediately upon receipt thereof and (b) notify the Agent in writing of any Amortization Event and any Liquidation Event (as such terms are defined in the Pooling and Administration Agreement) or similar events under any other Permitted Securitization Transactions immediately upon becoming aware thereof.

         7.6. CORPORATE EXISTENCE; MAINTENANCE OF PROPERTIES. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of its Subsidiaries to, convert to a limited liability company. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment,
(b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this ss.7.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and that do not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

         7.7.  INSURANCE; LIFE INSURANCE.

                  7.7.1. INSURANCE. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent and in accordance with the terms of the Security Agreements.

                  7.7.2. LIFE INSURANCE. The Borrower, if it purchases any Life Insurance Policies on the lives of the Borrower's key officers or any other employee of the Borrower, shall forthwith assign pursuant to the Life Insurance Assignment, the Life Insurance Policies as additional collateral for the Obligations. The Borrower shall within ninety (90) days thereafter deliver the acknowledgment of such Life Insurance Assignment by the insurance carrier. The Borrower will pay all premiums when due on the Life Insurance Policy and properly notify the Agent in writing of the death of the individual covered by the Life Insurance Policy. In the event of the death of such individual, regardless of whether an Event of Default shall have occurred and be continuing, the Borrower agrees that the Agent may, upon three (3) Business Day's prior written notice to the Borrower, apply the proceeds of the Life Insurance Policy as a mandatory prepayment of the amounts payable hereunder and the other Loan Documents in such order of priority as is contemplated in ss.12.4, with the Commitment (if not then terminated) being reduced by the amount applied to the principal of the Notes.

         7.8. TAXES. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges (other than taxes, assessments and other governmental charges imposed by foreign jurisdictions that in the aggregate are not material to the business or assets of the Borrower on an individual basis or of the Borrower and its Subsidiaries on a consolidated basis) imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor.

         7.9.  INSPECTION OF PROPERTIES AND BOOKS, ETC.

                  7.9.1. GENERAL. The Borrower shall permit the Banks, through the Agent or any of the Banks' other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Agent or any Bank may reasonably request.

                  7.9.2. COLLATERAL REPORTS. Upon the request of the Agent, the Borrower will obtain and deliver to the Agent a report of an independent auditor satisfactory to the Agent (which may be affiliated with one of the Banks) with respect to the Accounts Receivable and the components included in the Borrowing Base, which report shall indicate whether or not the information set forth in the Borrowing Base Report most recently delivered is accurate and complete in all material respects based upon a review by such auditors of the Accounts Receivable (including verification with respect to the amount, aging, identity and credit of the respective account debtors and the billing practices of the Borrower or its applicable Subsidiary) and Eligible Repossessed Vehicles (including verification as to the value, location and respective types). All such collateral value reports shall be conducted and made at the expense of the Borrower.

                  7.9.3. COMMERCIAL FINANCE EXAMINATIONS. Not more frequently than two (2) times every calendar year, or if the Agent reasonably determines that a material deterioration has occurred in the Borrower's business or financial condition, not more frequently than three (3) times every calendar year, or more frequently as determined by the Agent if an Event of Default shall have occurred and shall be continuing, the Borrower shall permit the Agent's examiners to conduct commercial finance examinations, all at such reasonable times and intervals as the Agent may reasonably request. All such commercial finance examinations shall be conducted and made at the expense of the Borrower.

                  7.9.4. COMMUNICATION WITH ACCOUNTANTS. The Borrower authorizes the Agent and, if accompanied by the Agent, the Banks to communicate directly with the Borrower's independent certified public accountants and authorizes such accountants to disclose to the Agent and the Banks any and all financial statements and other supporting financial documents and schedules including copies of any management letter with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries. At the request of the Agent, the Borrower shall deliver a letter addressed to such accountants instructing them to comply with the provisions of this ss.7.9.5.

         7.10. COMPLIANCE WITH LAWS, CONTRACTS, LICENSES, AND PERMITS. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws,
(c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments. If at any time while any Loan or Note is outstanding or either Bank has any obligation to make Loans hereunder, any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder, the Borrower will immediately take or cause to be taken all reasonable steps within the power of the Borrower to obtain such authorization, consent, approval, permit or license and furnish the Banks with evidence thereof.

         7.11. EMPLOYEE BENEFIT PLANS. The Borrower will (a) promptly upon filing the same with the Department of Labor or Internal Revenue Service and upon request of the Agent, furnish to the Agent a copy of the most recent actuarial statement required to be submitted under ss.103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under ss.ss.302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or
in respect of a Multiemployer Plan, under ss.ss.4041A, 4202, 4219, 4242, or 4245 of ERISA.

         7.12. USE OF PROCEEDS. The Borrower will use the proceeds of the Loans to finance the origination and/or purchase of motor vehicle installment contracts and, prior to the Termination Date, for working capital purposes.

         7.13. BANK ACCOUNTS. The Borrower will, and will cause each of its Subsidiaries to, together with the employees, agents and other Persons acting on behalf of the Borrower or such Subsidiary, receive and hold in trust for the Agent and the Banks all payments constituting proceeds of Accounts Receivable or other Collateral and, immediately upon receipt thereof, deposit such payments in the form received, with any appropriate endorsements, in one of the Agency Accounts.

         7.14. VEHICLE LOANS. As of the Closing Date through December 31, 1997, the Borrower and/or Omni shall service all Vehicle Loans directly and in conformity with prudent servicing practices and procedures. As of December 31, 1997 and thereafter, the Borrower or any of its Subsidiaries shall service all Vehicle Loans directly and in conformity with prudent servicing practices and procedures.

         7.15. FISCAL YEAR. The Borrower has a fiscal year which is the twelve
(12) months ending on December 31 of each year.

         7.16.  ADDITIONAL BANK ACCOUNT.

                  (a) Until the later to occur of October 1, 1997 and the first date on which the servicing of Accounts Receivable shall be conducted by the Borrower or one of its Subsidiaries, the Borrower shall maintain a separate bank account with the Agent, other than the Collection Account and other cash management accounts maintained with BKB, in which the Borrower has deposited not less than $50,000. Such amount may be invested at the direction of the Borrower in Investments of the type described in ss.8.3(a) through (c).

                  (b) As of October 2, 1997 and thereafter, the Borrower will, or will cause its Subsidiaries to, code all Accounts Receivable with respect to Eligible Vehicle Loans for deposit with the Agent within twenty-four hours after receipt thereof.

         7.17. FURTHER ASSURANCES. The Borrower will, and will cause each of its Subsidiaries to, cooperate with the Banks and the Agent and execute such further instruments and documents as the Banks or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

                 8. CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

         The Borrower covenants and agrees that, so long as any Loan or Note is outstanding or any Bank has any obligation to make any Loans:

         8.1. RESTRICTIONS ON INDEBTEDNESS. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

                  (a) Indebtedness to the Banks and the Agent arising under any of the Loan Documents;

                  (b) current liabilities of the Borrower incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

                  (c) Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of ss.7.8;

                  (d) Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

                  (e)  endorsements  for  collection,   deposit  or  negotiation
         and warranties of products or services, in each case incurred in the ordinary course of business;

                  (f)  Subordinated Debt;

                  (g) Indebtedness existing on the date of this Credit Agreement and listed and described on Schedule 8.1 hereto;

                  (h) Indebtedness of a Subsidiary of the Borrower existing on the Closing Date to the Borrower;

                  (i) obligations under Capitalized Leases in the amount permitted under ss.9.4; and

                  (j) purchase money Indebtedness of the type and in the amount permitted by ss.9.4.

         8.2. RESTRICTIONS ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

                  (a) liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

                  (b) liens to secure taxes, assessments and other government charges in respect of obligations not overdue or liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue;

                  (c) deposits or pledges made in connection with, or to secure payment of, workmen's compensation, unemployment insurance, old age pensions or other social security obligations;

                  (d) liens on properties in respect of judgments or awards, the Indebtedness with respect to which is permitted by ss.8.1(d);

                  (e) liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties, in existence less than 120 days from the date of creation thereof in respect of obligations not overdue;

                  (f) encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord's or lessor's liens under leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

                  (g) presently outstanding liens listed on Schedule 8.2 hereto;

                  (h) purchase money security interests in or purchase money mortgages on personal property acquired after the date hereof to secure purchase money Indebtedness of the type and amount permitted by ss.9.4, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired; and

                  (i) liens in favor of the Agent for the benefit of the Banks and the Agent under the Loan Documents.

         8.3. RESTRICTIONS ON INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments:

                  (a) in marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by the Borrower;

                  (b) in demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $1,000,000,000;

                  (c) in securities commonly known as "commercial paper" issued by a corporation organized and existing under the laws of the United States of America or any state thereof that at the time of purchase have been rated and the ratings for which are not less than "P 1" if rated by Moody's Investors Services, Inc., and not less than "A 1" if rated by Standard and Poor's;

                  (d) existing on the date hereof and listed on Schedule 8.3 hereto;

                  (e) by the Borrower in Subsidiaries of the Borrower existing on the Closing Date;

                  (f) consisting of promissory notes received as proceeds of asset dispositions permitted by ss.8.5.2;

                  (g) consisting of loans and advances to employees for moving, entertainment and travel (other than ordinary course business expenses) not to exceed (a) $250,000 in the aggregate at any time outstanding as of the Closing Date through the first anniversary thereof, and (b) $100,000 in the aggregate at any time outstanding thereafter;

                  (h) in SPV's formed for the purpose of effectuating Permitted Securitization Transactions; and

                  (i) in purchases of Eligible Vehicle Loans at purchase prices not greater than fair market value that are made pursuant to good faith bona fide transactions consistent with the criteria enumerated on Exhibit H attached hereto with third parties that are not Affiliates of the Borrower.

         8.4.  DISTRIBUTIONS.  The Borrower will not make any Distributions.

         8.5.  MERGER, CONSOLIDATION.

                  8.5.1. MERGERS AND ACQUISITIONS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to any merger or consolidation, or agree to or effect any asset acquisition or stock acquisition other than (a) the acquisition of assets in the ordinary course of business consistent with past practices; (b) the merger or consolidation of one or more of the Subsidiaries of the Borrower with and into the Borrower, or the merger or consolidation of two or more Subsidiaries of the Borrower; (c) the acquisition (whether of stock or of substantially all of the assets of a business or business division as a going concern or by means of a merger or consolidation) of a 100% interest in any other Person (a "Permitted Acquisition"), provided that (i) such other Person is in a similar or complementary business to the Borrower, (ii) no Default or Event of Default with respect to ss.12.1(c)(ii) has occurred and is continuing or would exist after giving effect thereto, (iii) if the Borrower or the acquiring Subsidiary merges with such other Person, the Borrower or such Subsidiary, as the case may be, is the surviving party, and (iv) the Borrower has delivered to the Agent Compliance Certificates demonstrating, both immediately prior to and immediately after such acquisition, compliance on a Pro Forma Basis with the covenants set forth in ss.9 of this Credit Agreement; and (d) the acquisition of a portfolio of Vehicle Loans by the Borrower or its Subsidiaries, provided that (i) the Borrower or such Subsidiary shall have delivered to the Agent a closing spreadsheet with respect to such acquisition at least three (3) days following the effective date of such acquisition,
         (ii) no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, and (iii) the Borrower has delivered to the Agent Compliance Certificates demonstrating, both immediately prior to and immediately after such acquisition, compliance on a Pro Forma Basis with the covenants set forth in ss.9 of this Credit Agreement.

                  8.5.2. DISPOSITION OF ASSETS. The Borrower will not, and will not permit any of its Subsidiaries to, become a party to or agree to or effect any disposition of assets unless (a) no Default or Event of Default with respect to ss.ss. 12.1(a) or 12.1(b) has occurred and is continuing or would occur after giving effect thereto, and (b) the Borrower has delivered to the Agent Compliance Certificates demonstrating, both immediately prior to and immediately after such asset securitization program, compliance on a pro forma basis with the covenants set forth in ss.9 of this Credit Agreement.

         8.6. COMPLIANCE WITH ENVIRONMENTAL LAWS. The Borrower will not, and will not permit any of its Subsidiaries to, (a) use any of the Real Estate or any portion thereof for the handling, processing, storage or disposal of Hazardous Substances, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances, (c) generate any Hazardous Substances on any of the Real Estate, (d) conduct any activity at any Real Estate or use any Real Estate in any manner so as to cause a release (i.e. releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping) or threatened release of Hazardous Substances on, upon or into the Real Estate or (e) otherwise conduct any activity at any Real Estate or use any Real Estate in any manner that would violate any Environmental Law or bring such Real Estate in violation of any Environmental Law.

         8.7. SUBORDINATED DEBT. The Borrower will not, and will not permit any of its Subsidiaries to, (a) amend, supplement or otherwise modify the terms of any of the Subordinated Debt or Subordination Documents if such amendment, supplement or modification would impose more restrictive terms on the Borrower or would be detrimental to the position of the Agent or the Banks, (b) or prepay or repurchase any of the Subordinated Debt, in each case without the prior written consent of the Agent and the Banks; provided, however, so long as no Default or Event of Default has occurred and is continuing or would exist as a result thereof, the Borrower shall be permitted to (i) make regularly scheduled interest payments on the Senior Subordinated Notes and the Junior Subordinated Debt Documents and (ii) convert the Junior Subordinated Debt to equity interests in the Borrower.

         8.8. PROHIBITED AMENDMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (a) the charter or by-laws of the Borrower or any Subsidiary that would adversely affect the enforceability of any Loan Document or the collectibility of any Obligation hereunder, (b) any resolution of the Board of Directors of the Borrower that would adversely affect the enforceability of any Loan Document or the collectibility of any Obligation hereunder, (c) in any material respect, the Current Policies Regarding Purchase of Installment Vehicle Loans, (d) Article IX of the Pooling and Administration Agreement, any definitions contained therein or any other provision of any Transaction Document that would affect such
Article IX, (e) any provision in any document executed in connection with Permitted Securitization Transactions (other than the Existing Securitization Transaction) substantially similar to the provisions set forth in Article IX of the Pooling and Administration Agreement, any definitions contained therein or any other provision that would affect such provisions or (f) the definitions of Residual Interest or Transferor Distribution Amount (or any definitions used therein), ss.4.03 or ss.4.04 of the Pooling and Administration Agreement or any other provision that would affect such definitions or provisions, in each case without the prior written consent of the Banks. The Borrower will not, and will not permit any of its Subsidiaries to, amend, supplement or otherwise modify (i) the discount rate used in calculating, for each trust established in connection with a Permitted Securitization Transaction, items III(A)(iii) and III(B)(vi) of the Residual Value portion of the Borrowing Base Report so as to reduce such rate from eleven percent (11%) or (ii) the loss reserve used in calculating, for each trust established in connection with a Permitted Securitization Transaction, item III(B)(iv) of the Residual Value portion of the Borrowing Base Report so as to reduce such rate from nine percent (9%), in each case without the prior written consent of the Banks.

         8.9. EMPLOYEE BENEFIT PLANS. Neither the Borrower nor any ERISA Affiliate will:

                  (a) engage in any "prohibited transaction" within the meaning of ss.406 of ERISA or ss.4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or

                  (b) permit any Guaranteed Pension Plan to incur an "accumulated funding deficiency", as such term is defined in ss.302 of ERISA, whether or not such deficiency is or may be waived; or

                  (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to ss.302(f) or ss.4068 of ERISA; or

                  (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to ss.307 of ERISA or ss.401(a)(29) of the Code; or

                  (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of ss.4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities, by more than $100,000.

         8.10. TRANSACTIONS WITH AFFILIATES. Except (a) as set forth on Schedule
6.15 attached hereto, (b) for arm's length transactions pursuant to which the

Borrower or any of its Subsidiaries makes payments in the ordinary course of business upon terms no less favorable than the Borrower or such Subsidiary could obtain from third parties and (c) for cost-sharing, servicing arrangements and Permitted Securitization Transactions between the Borrower and any SPV, the Borrower will not, and will not permit any of its Subsidiaries, any SPV or any of the officers, directors, or employees of the Borrower, any of its Subsidiaries or SPV to, enter into, cause suffer, or permit to exist, any transaction with the Borrower or any of its Subsidiaries (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of the Borrower, any corporation, partnership, trust or other entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

         8.11. FISCAL YEAR. The Borrower will not change the date of the end of its fiscal year from that referred to in ss.7.15 hereof.

         8.12. NO NEGATIVE PLEDGES. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding the Credit Agreement, the other Loan Documents and the limitations contained in ss.5.9 of the Senior Subordinated Note Purchase Agreement) prohibiting the creation or assumption of any lien upon its properties, revenues or assets or those of any of its Subsidiaries, whether now owned or hereafter acquired; provided that, after the Termination Date, the Borrower may enter into any such agreement in connection with an asset securitization program by an SPV with respect to residual interests in future excess cash flow from such SPV to which the Borrower is or would be entitled and evidenced by stock or certificates issued by such SPV, so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto.

         8.13. UPSTREAM LIMITATIONS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement, contract or arrangement (excluding the Credit Agreement and the other Loan Documents) restricting the ability of any Subsidiary of the Borrower to pay or make dividends or distributions in cash or kind to the Borrower or to any of the Borrower's Subsidiaries, to make loans, advances or other payments of whatsoever nature to the Borrower or to any of the Borrower's Subsidiaries or to make transfer or distributions of all or any part of its assets to the Borrower or to any Subsidiary of such Borrower's Subsidiary.

         8.14. INCONSISTENT AGREEMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement containing any provision which would be violated or breached by the performance by the Borrower or such Subsidiary of the Borrower of its obligations hereunder or under any of the Loan Documents.

         8.15. ASSET SECURITIZATIONS. The Borrower will not, and will not permit any of its Subsidiaries or any SPV to, enter into any asset securitization program unless (a) no Default or Event of Default with respect to ss.ss.12.1(a), 12.1(b) or 12.1(c)(ii) has occurred and is continuing or would occur after giving effect thereto, and (b) the Borrower has delivered to the Agent Compliance Certificates demonstrating, both immediately prior to and immediately after such asset securitization program, compliance on a pro forma basis with the covenants set forth in ss.9 of this Credit Agreement.

                     9. FINANCIAL COVENANTS OF THE BORROWER.
                        -----------------------------------

         9.1. TANGIBLE CAPITAL FUNDS. The Borrower will not permit Consolidated Tangible Capital Funds for any fiscal quarter to be less than the sum of (a) $37,500,000, plus (b) 100% of Consolidated Net Income determined on a cumulative basis from and after January 1, 1997 plus (c) the $4,500,000 one-time tax charge incurred by the Borrower in the first fiscal quarter of 1997.

         9.2. PROFITABLE OPERATIONS. The Borrower will not permit Consolidated Net Income for any fiscal quarter to be less than $1.00.

         9.3. DEBT SERVICE. The Borrower will not permit the ratio of EBIT for any Reference Period to Consolidated Total Interest Expense for such Reference Period to be less than 2.00:1.00.

         9.4. CAPITAL EXPENDITURES. The Borrower will not make, or permit any Subsidiary of the Borrower to make, Capital Expenditures (including without limitation all obligations under Capitalized Leases and purchase money indebtedness incurred in connection with the acquisition after the date hereof of any personal property by the Borrower or any of its Subsidiaries) that exceed, in the aggregate, (a) $3,500,000 in fiscal year 1997, so long as no more than $1,000,000 of such amount in the aggregate shall be expended in connection with Capitalized Leases, and (b) $500,000 in fiscal year 1998 and in each fiscal year thereafter; provided, however, that, if during fiscal year 1997 the amount of Capital Expenditures permitted for such fiscal year is not so utilized, such unutilized amount may be utilized in fiscal year 1998 but not in any subsequent fiscal year.

         9.5. DELINQUENCIES. The Borrower will not permit the Net Amount of Vehicle Loans that are delinquent (without regard to any stated grace period) more than thirty (30) days on a contractual basis during any Reference Period to exceed eleven percent (11%) of the aggregate Net Amount of all Vehicle Loans during such Reference Period.

         9.6. NON-PERFORMING ASSETS. The Borrower will not permit the Net Amount of Vehicle Loans that are Non-Performing Assets during any Reference Period to exceed twenty-three percent (23%) of the aggregate Net Amount of all Vehicle Loans during such Reference Period.

         9.7. LOSSES. The Borrower will not permit the average of Net Losses sustained by the Borrower with respect to the Vehicle Loans outstanding during any Reference Period to exceed nine percent (9%) of the Net Amount of all Vehicle Loans outstanding during such Reference Period.

         9.8. RESERVES. The Borrower will not permit the Loss Reserves during any Reference Period to be less than five percent (5%) of the Net Amount of all Vehicle Loans outstanding during such Reference Period.

                             10. CLOSING CONDITIONS.
                                 ------------------

         The obligations of the Banks to make the initial Loans shall be subject to the satisfaction of the following conditions precedent on or prior to the Closing Date:

         10.1.  LOAN DOCUMENTS, ETC.

                  10.1.1. LOAN DOCUMENTS. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

                  10.1.2. SUBORDINATION DOCUMENTS. Each of the Subordination Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Banks. Each Bank shall have received a fully executed copy of each such document.

         10.2. CERTIFIED COPIES OF CHARTER DOCUMENTS. Each of the Banks shall have received from the Borrower, each Subsidiary of the Borrower and the Guarantor, a copy, certified by a duly authorized officer of such Person to be true and complete on the Closing Date, of each of (a) its charter or other incorporation documents as in effect on such date of certification, and (b) its by-laws as in effect on such date.

         10.3. CORPORATE ACTION. All corporate action necessary for the valid execution, delivery and performance by the Borrower and each of its Subsidiaries of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Banks shall have been provided to each of the Banks.

         10.4. INCUMBENCY CERTIFICATE. Each of the Banks shall have received from the Borrower and each of its Subsidiaries an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of the Borrower or such Subsidiary, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and on behalf of each of the Borrower of such Subsidiary, each of the Loan Documents and Subordination Documents to which the Borrower or such Subsidiary is or is to become a party; (b) in the case of the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

         10.5. VALIDITY OF LIENS. The Security Documents shall be effective to create in favor of the Agent a legal, valid and enforceable first (except for Permitted Liens entitled to priority under applicable law) security interest in the Collateral. All filings, recordings, deliveries of instruments and other actions necessary or desirable in the opinion of the Agent to protect and preserve such security interests shall have been duly effected. The Agent shall have received evidence thereof in form and substance satisfactory to the Agent.

         10.6. PERFECTION CERTIFICATES AND UCC SEARCH RESULTS. The Agent shall have received from each of the Borrower and its Subsidiaries a completed and fully executed Perfection Certificate and the results of UCC searches with respect to its Collateral, indicating no liens other than Permitted Liens and otherwise in form and substance satisfactory to the Agent.

         10.7. CERTIFICATES OF INSURANCE. The Agent shall have received (a) a certificate of insurance from an independent insurance broker dated as of the Closing Date, identifying insurers, types of insurance, insurance limits, and policy terms, and otherwise describing the insurance obtained in accordance with the provisions of the Security Agreements and (b) certified copies of all policies evidencing such insurance (or certificates therefore signed by the insurer or an agent authorized to bind the insurer).

         10.8. AGENCY ACCOUNT AGREEMENTS. The Agent shall have received a duly executed Agency Account Agreement from each Agency Account Institution, concerning the Agent's interest for the benefit of the Banks and the Agent in the Agency Accounts.

         10.9. BORROWING BASE REPORT. The Agent shall have received from the Borrower the initial Borrowing Base Report dated as of July 31, 1997.

         10.10. ACCOUNTS RECEIVABLE AGING REPORT. The Agent shall have received from the Borrower the most recent Accounts Receivable aging report of the Borrower and its Subsidiaries dated as of a date which shall be no more than fifteen (15) days prior to the Closing Date and the Borrower shall notify the Agent in writing on the Closing Date of any material deviation from the Accounts Receivable values reflected in such Accounts Receivable aging report and shall provide the Agent with such supplementary documentation as the Agent may reasonably request.

         10.11. VEHICLE REPORTS. The Agent shall have received from the Borrower, in each case current as of the Business Day prior to the Closing Date:

                  (a) a list prepared by Omni of all Eligible Vehicles, the Vehicle Loans for which have been pledged to the Agent for the benefit of the Banks and the Agent, along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Vehicle, and the Net Amount of the Vehicle Loan with respect to each Eligible Vehicle, in form and substance satisfactory to the Agent; and

                  (b) a list of all Eligible Repossessed Vehicles along with the vehicle identification numbers and the automobile years and makes thereof, the name of the Obligor with respect to each Eligible Repossessed Vehicle, the Net Amount of the Vehicle Loan with respect to each Eligible Repossessed Vehicle, and the number of days that such Eligible Repossessed Vehicle has been in the possession of a Sanctioned Repossession Company and/or ADT, in form and substance satisfactory to the Agent.

         10.12. SOLVENCY CERTIFICATE. Each of the Banks shall have received an officer's certificate of the Borrower dated as of the Closing Date as to the solvency of the Borrower and its Subsidiaries following the consummation of the transactions contemplated herein and in form and substance satisfactory to the Banks.

         10.13. OPINIONS OF COUNSEL. Each of the Banks and the Agent shall have received a favorable opinion addressed to the Banks and the Agent, dated as of the Closing Date, in form and substance satisfactory to the Banks and the Agent, from (a) counsel to the Borrower and its Subsidiaries, and (b) local counsel to the Borrower and its Subsidiaries as applicable. Each of the Banks and the Agent shall have received an opinion (or other legal memorandum), in all respects reasonably satisfactory to the Agent, with respect to the perfection, validity and enforceability of security interests in motor vehicles and the Vehicle Loans, more than ten percent (10%) of which originated in such jurisdictions other than Alabama, Florida, Georgia, Illinois, Indiana, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Oklahoma, Ohio, South Carolina, Tennessee, Texas or Virginia as the Agent shall have requested, addressed to the Banks and the Agent and dated as of the Closing Date.

         10.14. PLEDGE AGREEMENT. The Agent shall have received a duly executed Pledge Agreement, the certificates pledged pursuant thereto together with appropriate instruments of assignment duly executed in blank and all consents necessary to effect such pledges.

                        11. CONDITIONS TO ALL BORROWINGS.
                            ----------------------------

         The obligations of the Banks to make any Loan, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

         11.1. REPRESENTATIONS TRUE; NO EVENT OF DEFAULT. Each of the representations and warranties of any of the Borrower and its Subsidiaries contained in this Credit Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Credit Agreement shall be true as of the date as of which they were made and shall also be true at and as of the time of the making of such Loan, with the same effect as if made at and as of that time (except to the extent of changes resulting from transactions contemplated or permitted by this Credit Agreement and the other Loan Documents and changes occurring in the ordinary course of business that singly or in the aggregate are not materially adverse, and to the extent that such representations and warranties relate expressly to an earlier date) and no Default or Event of Default shall have occurred and be continuing.

         11.2. NO LEGAL IMPEDIMENT. No change shall have occurred in any law or regulations thereunder or interpretations thereof that in the reasonable opinion of any Bank would make it illegal for such Bank to make such Loan.

         11.3. GOVERNMENTAL REGULATION. Each Bank shall have received such statements in substance and form reasonably satisfactory to such Bank as such Bank shall require for the purpose of compliance with any applicable regulations of the Comptroller of the Currency or the Board of Governors of the Federal Reserve System.

         11.4. PROCEEDINGS AND DOCUMENTS. All proceedings in connection with the transactions contemplated by this Credit Agreement, the other Loan Documents and all other documents incident thereto shall be satisfactory in substance and in form to the Banks and to the Agent and the Agent's Special Counsel, and the Banks, the Agent and such counsel shall have received all information and such counterpart originals or certified or other copies of such documents as the Agent may reasonably request.

         11.5. BORROWING BASE REPORT. The Agent shall have received the most recent Borrowing Base Report required to be delivered to the Agent in accordance with ss.7.4(f) and, if requested by the Agent, a Borrowing Base Report dated within five (5) days of the Drawdown Date of the requested Loan.

                    12. EVENTS OF DEFAULT; ACCELERATION; ETC.
                        ------------------------------------

         12.1. EVENTS OF DEFAULT AND ACCELERATION. If any of the following events ("Events of Default" or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, "Defaults") shall occur:

                  (a) the Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (b) the Borrower shall fail to pay any interest on the Loans, the commitment fee, the Agent's fee, or other sums due hereunder or under any of the other Loan Documents, when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

                  (c) the Borrower shall fail to comply with (i) any of its covenants contained in ss.ss.7 or 8 or (ii) any of its covenants contained in ss.9;

                  (d) the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this ss.12) for fifteen (15) days after written notice of such failure has been given to the Borrower by the Agent;

                  (e) any representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement (excluding the Transaction Documents) shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

                  (f) the Borrower or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any other obligation for borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount greater than $100,000, or fail to observe or perform any material term, covenant or agreement contained in any other agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases in an aggregate amount greater than $100,000 for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

                  (g) the Borrower or any of its Subsidiaries shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing, or if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein or such petition or application shall not have been dismissed within forty-five (45) days following the filing thereof;

                  (h) a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

                  (i) there shall remain in force, undischarged, unsatisfied and unstayed, for more than thirty days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries exceeds in the aggregate $100,000;

                  (j) the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt or the Subordinated Debt shall be prepaid or repurchased in whole or in part;

                  (k) if any of the Loan Documents shall be canceled, terminated, revoked or rescinded or the Agent's security interests, mortgages or liens in a substantial portion of the Collateral shall cease to be perfected, or shall cease to have the priority contemplated by the Security Documents, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Banks, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the loan documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

                  (l) the Borrower or any ERISA Affiliate incurs any liability to the PBGC or a Guaranteed Pension Plan pursuant to Title IV of ERISA in an aggregate amount exceeding $100,000, is assessed withdrawal liability pursuant to Title IV or ERISA by a Multiemployer Plan requiring aggregate annual payments exceeding $100,000, or any of the following occurs with respect to a Guaranteed Pension Plan:

                           (i) an ERISA Reportable Event, or a failure to make a
                  required installment or other payment (within the meaning of ss.302(f)(1) of ERISA), provided the Agent determines in its reasonable discretion that such event (A) could be expected to result in liability of the Borrower to the PBGC or the Plan in an aggregate amount exceeding $100,000, and (B) could constitute grounds for the termination of such Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Plan or for the imposition of a lien in favor of the Guaranteed Pension Plan;

                           (ii) the appointment by a United States District Court of a trustee to administer such Plan; or

                           (iii) the institution by the PBGC of proceedings to terminate such Plan.

                  (m) the Borrower or any of its Subsidiaries shall be enjoined, restrained or in any way prevented by the order of any court or any administrative or regulatory agency from conducting any material part of its business and such order shall continue in effect for more than thirty (30) days;

                  (n) there shall occur any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty, which in any such case causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Borrower or any of its Subsidiaries if such event or circumstance is not covered by business interruption insurance and would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

                  (o) there shall occur the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by the Borrower or any of its Subsidiaries if such loss, suspension, revocation or failure to renew would have a material adverse effect on the business or financial condition of the Borrower or such Subsidiary;

                  (p) the Borrower or any of its Subsidiaries shall be indicted for a state or federal crime, or any civil or criminal action shall otherwise have been brought or threatened against the Borrower or any of its Subsidiaries, a punishment for which in any such case could include the forfeiture of any assets of the Borrower or such Subsidiary included in the Borrowing Base or any assets of the Borrower or such Subsidiary not included in the Borrowing Base but having a fair market value in excess of $100,000;

                  (q) during any period of twelve consecutive calendar months, individuals who were directors of the Borrower on the first day of such period (or new directors whose election by the Borrower's directors (or whose nomination for election by the Borrower's shareholders) was approved by a majority of the Borrower's directors then still in office who were either directors at the beginning of the period or were previously appointed under this procedure) shall cease to constitute a majority of the board of directors of the Borrower then in office;

                  (r) Gary L. Shapiro shall (i) cease to be the Chairman of the Borrower and be actively involved in the management and operations of the Borrower, or (ii) die or be incapacitated for a period of more than sixty (60) days unless either (A) within one hundred eighty days (180) after the death of Mr. Shapiro or the end of such sixty (60) day period the Obligations hereunder shall have been indefeasibly repaid in full and the Commitments terminated or (B) within ninety (90) days after the death of Mr. Shapiro or the end of such sixty (60) day period an executive officer or officers of the Borrower shall have been appointed who shall be satisfactory to the Agent and the Banks (in their sole and absolute discretion);

                  (s) the Servicing Agreement (as defined in the Pooling and Administration Agreement) shall be terminated and a successor Servicer (as defined in the Pooling and Administration Agreement) other than Omni, the Borrower or any of its Subsidiaries shall be appointed without the prior written consent of the Agent;

                  (t) a Liquidation Event (as defined in the Pooling and Administration Agreement) shall occur;

                  (u) an Early Amortization Event (as defined in the Pooling and Administration Agreement) shall occur; or

                  (v) the First Union Credit Facility shall at any time prior to the Maturity Date mature or terminate and shall not have been renewed, refinanced or replaced with a facility, the principal amount of which shall not be less than $50,000,000;

then, and in any such event (other than with respect to ss.12.1(v)), so long as the same may be continuing, the Agent may, and upon the request of the Majority Banks shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement, the Notes and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in ss.ss.12.1(g), 12.1(h) or 12.1(j) all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Agent or any Bank.

         12.2. TERMINATION OF COMMITMENTS. If any one or more of the Events of Default specified in ss.12.1(g), ss.12.1(h), ss.12.1(j), ss.12.1(t), ss.12.1(u)
or ss.12.1(v) shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Banks shall be relieved of all obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, or if on any Drawdown Date the conditions precedent to the making of the Loans to be made on such Drawdown Date are not satisfied, the Agent may and, upon the request of the Majority Banks, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Banks shall be relieved of all further obligations to make Loans. If any such notice is given to the Borrower the Agent will forthwith furnish a copy thereof to each of the Banks. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations or any of its existing obligations to any of the Banks arising under other agreements or instruments.

         12.3. REMEDIES. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Banks shall have accelerated the maturity of the Loans pursuant to ss.12.1, each Bank, if owed any amount with respect to the Loans, may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Bank are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Bank. No remedy herein conferred upon any Bank or the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         12.4. DISTRIBUTION OF COLLATERAL PROCEEDS. In the event that following the occurrence or during the continuance of any Default or Event of Default, the Agent or any Bank, as the case may be, receives any monies in connection with the enforcement of any the security documents, or otherwise with respect to the realization upon any of the Collateral, such monies shall be distributed for application as follows:

                  (a) First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of all reasonable costs, expenses, disbursements and losses which shall have been incurred or sustained by the Agent in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent under this Credit Agreement or any of the other loan documents or in respect of the collateral and supports the provision of adequate indemnity to the Agent against all taxes or liens which by law shall have, or may have, priority over the rights of the Agent to such monies;

                  (b) Second, to all other Obligations in such order or preference as the Majority Banks may determine; provided, however, that distributions in respect of Obligations owing to the Banks with respect to each type of Obligations such as interest, principal, fees and expenses, shall be made among the Banks on a pro rata basis; provided, further, that the Agent may in its discretion make proper allowance to take into account any Obligations not then due and payable;

                  (c) Third, upon payment and satisfaction in full or other provisions for payment in full satisfactory to the Banks and the Agent of all of the Obligations, to the payment of any obligations required to be paid pursuant to ss.9-504(1)(c) of the Uniform Commercial Code of the Commonwealth of Massachusetts; and

                  (d) Fourth, the excess, if any, shall be returned to the Borrower or to such other Persons as are entitled thereto.

                                   13. SETOFF.
                                       ------

         Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Banks to the Borrower and any securities or other property of the Borrower in the possession of such Bank may be applied to or set off by such Bank against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Bank. Each of the Banks agrees with each other Bank that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Bank, other than Indebtedness evidenced by the Notes held by such Bank, such amount shall be applied ratably to such other Indebtedness and to the Indebtedness evidenced by all such Notes held by such Bank, and (b) if such Bank shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by the Notes held by such Bank by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Bank any amount in excess of its ratable portion of the payments received by all of the Banks with respect to the Notes held by all of the Banks, such Bank will make such disposition and arrangements with the other Banks with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Bank receiving in respect of the Notes held by its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Bank, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

                                 14. THE AGENT.
                                     ---------

         14.1.  AUTHORIZATION.

                  (a) The Agent is authorized to take such action on behalf of each of the Banks and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent.

                  (b) The relationship between the Agent and each of the Banks is that of an independent contractor. The use of the term "Agent" is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Agent and each of the Banks. Nothing contained in this Credit Agreement nor the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Agent and any of the Banks.

                  (c) As an independent contractor empowered by the Banks to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Agent is nevertheless a "representative" of the Banks, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Banks and the Agent with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Agent as "secured party", "mortgagee" or the like on all financing statements and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Banks and the Agent.

         14.2. EMPLOYEES AND AGENTS. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

         14.3. NO LIABILITY. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence.

         14.4. NO REPRESENTATIONS. The Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, the Notes, any of the other Loan Documents or any instrument at anytime constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Notes or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Banks, with respect to the credit worthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Bank acknowledges that it has, independently and without reliance upon the Agent or any other Bank, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

         14.5.  PAYMENTS.
                --------

                  14.5.1. PAYMENTS TO AGENT. A payment by the Borrower to the Agent hereunder or any of the other Loan Documents for the account of any Bank shall constitute a payment to such Bank. The Agent agrees promptly to distribute to each Bank such Bank's pro rata share of payments received by the Agent for the account of the Banks except as otherwise expressly provided herein or in any of the other Loan Documents.

                  14.5.2. DISTRIBUTION BY AGENT. If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

                  14.5.3. DELINQUENT BANKS. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Bank that fails (a) to make available to the Agent its pro rata share of any Loan or (b) to comply with the provisions of ss.13 with respect to making dispositions and arrangements with the other Banks, where such Bank's share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and to payable to all of the Banks, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a "Delinquent Bank") and shall be deemed a Delinquent Bank until such time as such delinquency is satisfied. A Delinquent Bank shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Banks for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Bank hereby authorizes the Agent to distribute such payments to the nondelinquent Banks in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Bank shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Banks, the Banks' respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

         14.6. HOLDERS OF NOTES. The Agent may deem and treat the payee of any Note as the absolute owner thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder.

         14.7. INDEMNITY. The Banks ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which the Agent has not been reimbursed by the Borrower as required by ss.15), and liabilities of every nature and character arising out of or related to this Credit Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent's actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent's willful misconduct or gross negligence.

         14.8. AGENT AS BANK. In its individual capacity, BKB shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes, as it would have were it not also the Agent.

         14.9. RESIGNATION. The Agent may resign at any time by giving sixty
(60) days prior written notice thereof to the Banks and the Borrower. Upon any such resignation, the Majority Banks shall have the right to appoint a successor Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent shall be reasonably acceptable to the Borrower. If no successor Agent shall have been so appointed by the Majority Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a financial institution having a rating of not less than A or its equivalent by Standard & Poor's Corporation. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation, the provisions of this Credit Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

         14.10. NOTIFICATION OF DEFAULTS AND EVENTS OF DEFAULT. Each Bank hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Agent thereof. The Agent hereby agrees that upon receipt of any notice under this ss.14.10 it shall promptly notify the other Banks of the existence of such Default or Event of Default.

                                  15. EXPENSES.
                                      --------

         The Borrower agrees to pay (a) the reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Agent or any of the Banks (other than taxes based upon the Agent's or any Bank's net income) on or with respect to the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Agent and each Bank with respect thereto), (c) the reasonable fees, expenses and disbursements of the Agent's Special Counsel or any local counsel to the Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the fees, expenses and disbursements of the Agent incurred by the Agent in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all title insurance premiums and surveyor, engineering and appraisal charges and commercial finance examination fees, (e) the fees, expenses and disbursements incurred by the Agent in connection with the syndication of the Total Commitment, (f) any fees, costs, expenses and bank charges, including bank charges for returned checks, incurred by the Agent in establishing, maintaining or handling agency accounts, Collection Accounts and other accounts for the collection of any of the Collateral, (g) all reasonable out-of-pocket expenses (including without limitation reasonable attorneys' fees and costs, which attorneys may be employees of any Bank or the Agent, and reasonable consulting, accounting, appraisal, investment banking and similar professional fees and charges) incurred by any Bank or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Bank's or the Agent's relationship with the Borrower or any of its Subsidiaries and (h) all reasonable fees, expenses and disbursements of the Agent incurred in connection with UCC searches, UCC filings or mortgage recordings. The covenants of this ss.15 shall survive payment or satisfaction of payment of amounts owing with respect to the Notes.

                              16. INDEMNIFICATION.
                                  ---------------

         The Borrower agrees to indemnify and hold harmless the Agent and the Banks from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans or Letters of Credit, (b) the reversal or withdrawal of any provisional credits granted by the Agent upon the transfer of funds from bank agency or Collection Accounts or in connection with the provisional honoring of checks or other items, (c) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Borrower or any of its Subsidiaries comprised in the Collateral, (d) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (e) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel and allocated costs of internal counsel incurred in connection with any such investigation, litigation or other proceeding. In litigation, or the preparation therefor, the Banks and the Agent shall be entitled to select their own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of the Borrower under this ss.16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants contained in this ss.16 shall survive payment of satisfaction in full of all other obligations.

                         17. SURVIVAL OF COVENANTS, ETC.
                             --------------------------

         All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Banks and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Banks of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the Notes or any of the other Loan Documents remains outstanding or any Bank has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Bank or the Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

                        18. ASSIGNMENT AND PARTICIPATION.
                            ----------------------------

         18.1. CONDITIONS TO ASSIGNMENT BY BANKS. Except as provided herein, each Bank may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it) and the Notes held by it; provided that (a) each of the Agent and, unless a Default or Event of Default shall have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment, which consent, in the case of the Borrower, will not be unreasonably withheld, (b) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Bank's rights and obligations under this Credit Agreement, (c) each assignment shall be in an amount that is a whole multiple of $2,000,000, and (d) the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit E hereto (an "Assignment and Acceptance"), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (x) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Bank hereunder, and (y) the assigning Bank shall, to the extent provided in such assignment and upon payment to the Agent of the registration fee referred to in ss.18.3, be released from its obligations under this Credit Agreement.

         18.2. CERTAIN REPRESENTATIONS AND WARRANTIES; LIMITATIONS; COVENANTS. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Bank makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

                  (b) the assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                  (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in ss.7.4 and ss.8.4 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                  (d) such assignee will, independently and without reliance upon the assigning Bank, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement;

                  (e) such assignee represents and warrants that it is an Eligible Assignee;

                  (f) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                  (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Bank; and

                  (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

         18.3. REGISTER. The Agent shall maintain a copy of each Assignment and Acceptance delivered to it and a register or similar list (the "Register") for the recordation of the names and addresses of the Banks and the Commitment Percentage of, and principal amount of the Loans owing to and Letter of Credit Participations purchased by, the Banks from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Banks at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Bank shall pay to the Agent a registration fee in the sum of $3,500.

         18.4. NEW NOTES. Upon its receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Banks (other than the assigning Bank). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Bank has retained some portion of its obligations hereunder, a new Note to the order of the assigning Bank in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the assigned Notes. Within five (5) days of issuance of any new Notes pursuant to this ss.18.4, the Borrower shall deliver an opinion of counsel, addressed to the Banks and the Agent, relating to the due authorization, execution and delivery of such new Notes and the legality, validity and binding effect thereof, in form and substance satisfactory to the Banks. The surrendered Notes shall be canceled and returned to the Borrower.

         18.5. PARTICIPATIONS. Each Bank may sell participations to one or more banks or other entities in all or a portion of such Bank's rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $5,000,000 (b) any such sale or participation shall not affect the rights and duties of the selling Bank hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loans, extend the term or increase the amount of the Commitment of such Bank as it relates to such participant, reduce the amount of any commitment fees or Letter of Credit Fees to which such participant is entitled or extend any regularly scheduled payment date for principal or interest.

         18.6. DISCLOSURE. The Borrower agrees that in addition to disclosures made in accordance with standard and customary banking practices any Bank may disclose information obtained by such Bank pursuant to this Credit Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless such information otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

         18.7. ASSIGNEE OR PARTICIPANT AFFILIATED WITH THE BORROWER. If any assignee Bank is an Affiliate of the Borrower, then any such assignee Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.12.1 or ss.12.2, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Bank's interest in any of the Loans. If any Bank sells a participating interest in any of the Loans to a participant, and such participant is the Borrower or an Affiliate of the Borrower, then such transferor Bank shall promptly notify the Agent of the sale of such participation. A transferor Bank shall have no right to vote as a Bank hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Agent pursuant to ss.12.1 or ss.12.2 to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Majority Banks shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Bank in the Loans to the extent of such participation.

         18.8. MISCELLANEOUS ASSIGNMENT PROVISIONS. Any assigning Bank shall retain its rights to be indemnified pursuant to ss.15 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Bank is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Agent certification as to its exemption from deduction or withholding of any United States federal income taxes. If any Reference Bank transfers all of its interest, rights and obligations under this Credit Agreement, the Agent shall, in consultation with the Borrower and with the consent of the Borrower and the Majority Banks, appoint another Bank to act as a Reference Bank hereunder. Anything contained in this ss.18 to the contrary notwithstanding, any Bank may at any time pledge all or any portion of its interest and rights under this Credit Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Banks organized under ss.4 of the Federal Reserve Act, 12 U.S.C. ss.341. No such pledge or the enforcement thereof shall release the pledgor Bank from its obligations hereunder or under any of the other Loan Documents.

         18.9. ASSIGNMENT BY BORROWER. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Banks.

                                19. NOTICES, ETC.
                                    ------------

         Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required to be given pursuant to this Credit Agreement or the Notes shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, telefax or telex and confirmed by delivery via courier or postal service, addressed as follows:

                  (a) if to the Borrower, at 621 N.W. 53rd Street, Suite 200, Boca Raton, Florida 33487, Attention: Kevin G. Adams, or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Keith B. Stein, National Finance Companies LLC, 1325 Avenue of the Americas, Suite 1200, New York, New York 10019 or such other address for notice as such Person shall last have furnished in writing to the Person giving the notice;

                  (b) if to the Agent, at 100 Federal Street, Boston, Massachusetts 02110, USA, Attention: Timothy G. Clifford, Vice President, or such other address for notice as the Agent shall last have furnished in writing to the Person giving the notice; and

                  (c) if to any Bank, at such Bank's address set forth on
         Schedule 1 hereto, or such other address for notice as such Bank shall have last furnished in writing to the Person giving the notice.

         Any such notice or demand shall be deemed to have been duly given or made and to have become effective (x) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer or the sending of such facsimile and
(y) if sent by registered or certified first-class mail, postage prepaid, on the third Business Day following the mailing thereof.

                               20. GOVERNING LAW.
                                   -------------

         THIS CREDIT AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, ARE CONTRACTS UNDER THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE COMMONWEALTH OF MASSACHUSETTS OR ANY FEDERAL COURT SITTING THEREIN AND CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SS.19. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

                                  21. HEADINGS.
                                      --------

         The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

                                22. COUNTERPARTS.
                                    ------------

         This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

                           23. ENTIRE AGREEMENT, ETC.
                               ---------------------

         The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in ss.25.

                            24. WAIVER OF JURY TRIAL.
                            ------------------------

         The Borrower hereby waives its right to a jury trial with respect to any action or claim arising out of any dispute in connection with this Credit Agreement, the Notes or any of the other Loan Documents, any rights or obligations hereunder or thereunder or the performance of such rights and obligations. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Bank or the Agent has represented, expressly or otherwise, that such Bank or the Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Agent and the Banks have been induced to enter into this Credit Agreement, the other Loan Documents to which it is a party and the Subordination Documents to which it is a party by, among other things, the waivers and certifications contained herein.

                     25. CONSENTS, AMENDMENTS, WAIVERS, ETC.
                         ----------------------------------

         Except as otherwise expressly provided in this Credit Agreement, any consent or approval required or permitted by this Credit Agreement to be given by one or more or all of the Banks may be given, and any term of this Credit Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower of any terms of this Credit Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower and the written consent of the Majority Banks. Notwithstanding the foregoing, the rate of interest on the Notes (other than interest accruing pursuant to ss.5.11.2 following the effective date of any waiver by the Majority Banks of thE Default or Event of Default relating thereto), the term of the Notes, the amount of the Commitments of the Banks, and the amount of commitment fee hereunder may not be changed without the written consent of the Borrower and the written consent of each Bank affected thereby; the definition of Majority Banks may not be amended without the written consent of all of the Banks; and ss.14 may not be amended without the written consent of the Agent. NO waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of either Bank in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

                                26. SEVERABILITY.
                                    ------------

         The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as a sealed instrument as of the date first set forth above.

                          NATIONAL AUTO FINANCE COMPANY, INC.



                          By: _______________________________________________
                                 Name:
                                 Title:

                          BANKBOSTON, N.A., individually and as Agent



                          By: _______________________________________________
                                 Timothy G. Clifford
                                 Vice President